Exhibit 10.1

TRANSACTION SUPPORT AGREEMENT

This TRANSACTION SUPPORT AGREEMENT (as may be amended, restated, supplemented or otherwise modified as provided herein, this “Agreement”), dated as of February 14, 2020, is by and among (1) Hornbeck Offshore Services, Inc. (the “Company”), a corporation duly organized and existing under the laws of the State of Delaware, and each of its subsidiaries party hereto and any successors thereto (collectively with the Company, the “Company Parties”) and (2) the holders, or the managers, beneficial holders, general partners or investment advisors of such holders, set forth on the signature pages hereto of the unsecured notes issued pursuant to that certain (i) Indenture, dated as of March 16, 2012 (as amended, restated, modified and supplemented, the “2020 Notes Indenture”), among the Company, the guarantors party thereto and Wilmington Trust, National Association (“Wilmington Trust”), as Trustee, governing the issuance of the Company’s 5.875% Senior Notes due 2020 (the “2020 Notes”) and (ii) Indenture dated as of March 28, 2013 (as amended, restated, modified, and supplemented, the “2021 Notes Indenture” and, together with the 2020 Notes Indenture, the “Existing Indentures”), between the Company, the guarantors party thereto and Wilmington Trust, as Trustee, governing the issuance of the Company’s 5.000% Senior Notes due 2021 (the “2021 Notes” and, together with the 2020 Notes, the “Existing Notes”; each such holder of Existing Notes solely in its capacity as such, an “Initial Exchanging Holder” and each holder of the 2020 Notes and the 2021 Notes generally, a “Noteholder” and, collectively, the “Noteholders”). The Initial Exchanging Holders, the Company Parties, and each other Noteholder that becomes a party hereto in accordance with the terms hereof (collectively with the Initial Exchanging Holders, the “Exchanging Holders”) shall be referred to herein individually as a “Party” and, collectively, as the “Parties.” Capitalized terms not herein defined shall have the meanings set forth in the Term Sheet (as defined below). References herein to a percentage of Exchanging Holders refer to the percentage of the total outstanding principal amount of the Existing Notes represented by the Existing Notes held by such Exchanging Holders.

RECITALS

WHEREAS, prior to the date hereof, representatives of the Company Parties and certain Exchanging Holders have discussed certain recapitalization transactions with respect to the Company Parties (the “Transaction”) on the terms consistent with those set forth in this Agreement, the Summary of Indicative Terms and Conditions attached hereto as Exhibit A and expressly incorporated by reference herein and made a part of this Agreement as if fully set forth herein (as it may be amended, supplemented or otherwise modified as provided herein, the “Term Sheet”), the Exchange Offer Memorandum (as defined below) and the Preliminary Proxy Statement (as defined below);

WHEREAS, as part of the Transaction, the Company intends to conduct (a) private exchange offers (together with the Tender Offer (as defined below), the “Exchange Offers”) for the exchange of any or all outstanding Existing Notes for (i) $375,000,000 in principal amount of 2023 Senior Notes (as defined below), (ii) $299,313,000 million of 2025 Senior Notes (as defined below), in each case in connection with the Transaction on the terms set forth in the Exchange Offer Memorandum (b) a private tender offer (the “Tender Offer”) for up to $67 million in principal amount of Existing Notes as described in the Term Sheet, and (c) such other transactions related to the Transaction as set forth in this Agreement, the Exchange Offer Memorandum, the Preliminary Proxy Statement and the Term Sheet;

WHEREAS, in conjunction with the Exchange Offers and pursuant to consent solicitations in each case in connection with the Transaction on the terms set forth in the Exchange Offer Memorandum (the “Consent Solicitations”), the Exchanging Holders have agreed to consent to certain amendments to the Existing Indentures (the “Proposed Amendments,” and the consents to the Proposed Amendments, the “Consents”), which Proposed Amendments will eliminate and/or modify certain covenants, events of default and related provisions contained in the Existing Indentures and the Existing Notes and are to agree to the Agreed Waiver and Releases;

WHEREAS, prior to the consummation of the Exchange Offers and Consent Solicitations, the Company will hold a meeting of the Company’s stockholders to approve certain amendments to the Certificate of Incorporation (as defined below) and the Board of Directors (as defined below) will approve certain modifications to the Bylaws (as defined below) (the “Organizational Document Amendments”);

WHEREAS, concurrently with the consummation of the Exchange Offers and Consent Solicitations (as such date may be extended from time to time in accordance with the terms of the New Notes Indentures (as defined below)), a wholly owned subsidiary of the Company will (i) form a new domestic Unrestricted Subsidiary (as defined below) (the “Tier 1 Subsidiary”), which in turn will form a new domestic Unrestricted Subsidiary (the “Tier 2 Subsidiary”), which in turn will form a new domestic Unrestricted Subsidiary (the “Tier 3 Subsidiary”), which in turn will form a new domestic Unrestricted Subsidiary (the “Tier 4 Subsidiary”), (ii) contribute to the Tier 1 Subsidiary, which will then contribute to the Tier 2 Subsidiary, which will then contribute to the Tier 3 Subsidiary, which will then contribute to the Tier 4 Subsidiary, the Contributed Assets (as defined below) pursuant to a contribution agreement (the “Contribution Agreement”), (iii) enter into a management agreement with the Tier 4 Subsidiary, related to the management of the vessels included in the Contributed Assets (the “Management Agreement”), and (iv) enter into a commercial brokerage fee agreement with the Tier 4 Subsidiary related to the marketing of the vessels included in the Contributed Assets (the “Brokerage Agreement”);

WHEREAS, concurrently with the execution of this Agreement, certain Company Parties and certain Initial Exchanging Holders entered into a letter agreement, dated as of the date hereof, attached hereto as Exhibit E (the “Side Letter”), which contemplates that such Initial Exchanging Holders (or their affiliates) may provide a new senior secured term loan to a subsidiary of the Tier 4 Subsidiary for the purpose of acquiring certain agreed upon target vessels or fleets of vessels, subject to the parties thereto agreeing to a mutually acceptable commitment letter and the Company’s right to pursue a Superior Proposal (as defined below), on the terms and conditions set forth in the Side Letter and the Backstop Term Sheet (as defined below) (the “New Acquisition Financing”);

WHEREAS, concurrently with the execution of this Agreement, the Company and holders of a majority of its outstanding shares of Common Stock (as defined below) have entered into one or more Stockholder Support Agreements substantially in the form attached hereto as Exhibit C (collectively, the “Stockholder Support Agreement”);

WHEREAS, prior to the consummation of the Exchange Offers and Consent Solicitations, the Company will cause application of the provisions of the Company’s Rights Agreement, dated as of July 1, 2013 (the “Rights Agreement”), by and between the Company and Computershare Inc., to be irrevocably waived with respect to the New Notes (as defined below), Special Preferred Shares (as defined below), Contingent Preferred Shares (as defined below), Contingent Preferred Warrants (as defined below), Automatic Conversion Shares (as defined below) and Automatic Conversion Warrants (as defined below) and will cause the Rights Agreement to be amended such that the Rights Agreement will terminate upon the occurrence of a Trigger Event (as defined in the Preliminary Proxy Statement) (the “Rights Agreement Amendment and Waiver”);

WHEREAS, concurrently with the consummation of the Exchange Offers and Consent Solicitations, the Company will cause a director to be elected to the Board of Directors by a majority vote of shares of Special Preferred Stock held by the trustee under the indenture governing the 2023 Senior Notes and the trustee under the indenture governing the 2025 Senior Notes (the “Noteholder Director”);

WHEREAS, the Exchanging Holders have agreed to forbear from taking any action to enforce certain rights or remedies to the extent described herein under the 2021 Notes Indenture and, if applicable, the Second Lien Term Loan Agreement, during the term of this Agreement; and

WHEREAS, the Parties have agreed to implement and take actions in support of the Transaction and the New Acquisition Financing on the terms and conditions set forth in this Agreement, the Exchange Offer Memorandum, the Preliminary Proxy Statement, the Term Sheet and the Side Letter.

AGREEMENT

NOW, THEREFORE, in consideration of the covenants and agreements contained herein, and for other valuable consideration, the receipt and sufficiency of which is hereby acknowledged, each Party, intending to be legally bound hereby, agrees as follows:

1.	Definitions. The following terms shall have the following definitions:

“2020 Notes” has the meaning set forth in the preamble hereto.

“2020 Notes Indenture” has the meaning set forth in the preamble hereto.

“2021 Notes” has the meaning set forth in the preamble hereto.

“2021 Notes Indenture” has the meaning set forth in the preamble hereto.

“2023 Senior Notes” means up to $375,000,000 in aggregate principal amount of newly-issued 10.00% Senior Notes due 2023 to be issued in connection with the Exchange Offers on the terms set forth in the Exchange Offer Memorandum.

“2025 Senior Notes” means up to $299,313,000 in aggregate principal amount of newly-issued 5.50% Senior Notes due 2025 to be issued in connection with the Exchange Offers on the terms set forth in the Exchange Offer Memorandum.

“ABL Credit Agreement” means the Senior Credit Agreement, dated as of June 28, 2019, as amended, restated, supplemented or otherwise modified from time to time, among the Company, each of the guarantors from time to time party thereto, each of the lenders from time to time party thereto, and CIT Northbridge Credit LLC, as collateral agent and administrative agent.

“Advisors” has the meaning set forth in Section 4.1(l).

“Affiliate” means, with respect to any Person, any other Person which directly or indirectly controls, or is under common control with, or is controlled by, such Person. As used in this definition, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) shall mean, with respect to any Person, the possession, directly or indirectly, of power to direct or cause the direction of management or policies (whether through ownership of securities or partnership, limited liability company or other ownership interests, by contract or otherwise) of such Person.

“Agreed Waiver and Release” has the meaning set forth in the Exchange Offer Memorandum.

“Alternative Transaction” has the meaning set forth in Section 4.1(f).

“Automatic Conversion Shares” has the meaning set forth in the Exchange Offer Memorandum.

“Automatic Conversion Warrants” has the meaning set forth in the Exchange Offer Memorandum.

“Backstop Lenders” has the meaning set forth in the Backstop Term Sheet.

“Backstop Lenders Fees and Expenses” has the meaning set forth in the Side Letter.

“Backstop Term Sheet” means the Non-Binding Backstop Term Sheet attached as Annex A to the Side Letter, as it may be amended, supplemented or otherwise modified in accordance with its terms and the terms of the Side Letter.

“Board of Directors” means the board of directors of the Company.

“Brokerage Agreement” has the meaning set forth in the recitals hereto.

“Business Day” means any day other than Saturday, Sunday and any day that is a legal holiday or a day on which banking institutions in New York, New York are authorized by law or other governmental action to close.

“Bylaws” means the Fourth Restated Bylaws of the Company, as amended from time to time.

“Certificate of Incorporation” means the Second Restated Certificate of Incorporation of the Company, as amended by the Certificate of Amendment to the Second Restated Certificate of Incorporation of the Company.

“Common Stock” means shares of common stock of the Company, par value $0.01 per share; provided that, upon consummation of the Exchange Offer, the par value will be $0.00001.

“Company” has the meaning set forth in the preamble hereto.

“Company Parties” has the meaning set forth in the preamble hereto.

“Confidentiality Agreements” means (a) the Confidentiality Agreements, dated as of November 1, 2019, among the Company and certain of the Exchanging Holders, as amended by the Amendment No. 1 to Confidentiality Agreement, dated as of November 20, 2019 and as extended according to the terms thereof, and (b) one or more additional Confidentiality Agreements entered into by the Company with certain Exchanging Holders in connection with the Transaction.

“Consent Solicitations” has the meaning set forth in the recitals hereto.

“Consents” has the meaning set forth in the recitals hereto.

“Contingent Preferred Stock” has the meaning set forth in the Exchange Offer Memorandum.

“Contingent Preferred Warrants” has the meaning set forth in the Exchange Offer Memorandum.

“Contributed Assets” means (a) the following offshore support vessels, or “OSVs”: (i) HOS Caledonia; (ii) HOS Captain; (iii) HOS Claymore; (iv) HOS Commander; and (v) HOS Crockett, and (b) any contract rights and other ancillary assets related to the foregoing as identified in good faith by the Company.

“Contribution Agreement” has the meaning set forth in the recitals hereto.

“Critical Dates” has the meaning set forth in Section 5.2.

“Definitive Documents” has the meaning set forth in Section 2.

“Early Tender Deadline” has the meaning set forth in Section 3.1(b).

“Effective Date” has the meaning set forth in Section 6.

“Exchange Act” means Securities Exchange Act of 1934, as amended.

“Exchange Offers” has the meaning set forth in the recitals hereto.

“Exchange Offer Materials” has the meaning set forth in Section 2(a).

“Exchange Offer Memorandum” has the meaning set forth in Section 2(a).

“Exchanging Holder” means a Noteholder that becomes a party to this Agreement.

“Exchanging Holders” has the meaning set forth in the preamble hereto.

“Existing Indentures” has the meaning set forth in the preamble hereto.

“Existing Notes” has the meaning set forth in the preamble hereto.

“Expiration Date” has the meaning set forth in the Exchange Offer Memorandum.

“First Lien Term Loan Agreement” means the First Lien Term Loan Agreement, dated as of June 15, 2017, as amended, restated, supplemented or otherwise modified from time to time, among the Company, Hornbeck Offshore Services, LLC, each of the lenders from time to time party hereto, Wilmington Trust, as administrative agent and as collateral agent for the lenders party thereto, as amended by Amendments No. 1 and No. 2, dated March 27, 2019 and June 28, 2019, respectively and First Lien Increase Joinders 1-A, 1-B and 1-C, each dated March 1, 2019.

“HOS Port” means the two facility leases in Port Fourchon under which a subsidiary of the Company is a lessee.

“Indenture Trustee” means the indenture trustee to the 2020 Notes or 2021 Notes, as applicable.

“Initial Exchanging Holder” has the meaning set forth in the preamble hereto.

“Joinder” has the meaning set forth in Section 3.2(a).

“Jones Act” means the U.S. cabotage laws known as Section 1 of the Shipping Act of 1916 (46 U.S.C. §50501) and the Merchant Marine Act of 1920 (46 U.S.C. §50501), as amended.

“Launch Date” has the meaning set forth in Section 4.1(b).

“Management Agreement” has the meaning set forth in the recitals hereto.

“Milbank” has the meaning set forth in Section 3.2(a).

“New Acquisition Financing” has the meaning set forth in the recitals hereto.

“New Notes” means the 2023 Senior Notes and the 2025 Senior Notes.

“New Notes Documents” has the meaning set forth in Section 2(b).

“New Notes Indentures” has the meaning set forth in Section 2(b).

“Noteholder” and “Noteholders” each have the respective meanings set forth in the preamble hereto.

“Noteholder Director” has the meaning set forth in the recitals hereto.

“Organizational Document Amendments” has the meaning set forth in the recitals hereto.

“Party” or “Parties” has the meaning set forth in the preamble hereto.

“Person” means an individual, a partnership, a joint venture, a limited liability company, a corporation, a trust, an unincorporated organization, a group or any legal entity or association.

“Pledge Agreement” has the meaning set forth in Section 2(b).

“Preliminary Proxy Statement” has the meaning set forth in Section 4.1(c).

“Proposed Amendments” has the meaning set forth in the recitals hereto.

“Proxy Statement” has the meaning set forth in Section 2(d).

“Qualified Marketmaker” is an entity that holds itself out to the public or applicable private markets as standing ready in the ordinary course of business to purchase from customers and sell to customers claims against the Company, in its capacity as a dealer or market maker in claims against the Company and is, in fact, regularly in the business of making a market in claims against the Company (including debt securities or other debt).

“Qualified Unrestricted Claims” has the meaning set forth in Section 3.2(d)(ii).

“Requisite Equity Holders” means holders of Common Stock who collectively hold a majority of the outstanding Common Stock.

“Requisite Exchanging Holders” means Exchanging Holders that hold at least 66 2/3% of the aggregate principal amount outstanding of the Existing Notes (taken as a single class) held by all of the Exchanging Holders at such time.

“Rights Agreement” has the meaning set forth in the recitals hereto.

“Rights Agreement Amendment and Waiver” has the meaning set forth in the recitals hereto.

“SEC” has the meaning set forth in Section 4.1(c).

“Second Lien Term Loan Agreement” means the Second Lien Term Loan Agreement, dated as of February 7, 2019, as amended, restated, supplemented or otherwise modified from time to time, among the Company, Hornbeck Offshore Services, LLC, each of the lenders from time to time party thereto, Wilmington Trust, National Association, as administrative agent and collateral agent for the lenders party thereto.

“Securities Act” means the Securities Act of 1933, as amended.

“Settlement Date” has the meaning set forth in the Exchange Offer Memorandum.

“Side Letter” has the meaning set forth in the recitals hereto.

“Special Meeting” has the meaning set forth in Section 4.1(c).

“Special Preferred Stock” has the meaning set forth in the Exchange Offer Memorandum.

“Stockholder Support Agreement” has the meaning set forth in the recitals hereto.

“Superior Proposal” has the meaning set forth in the Backstop Term Sheet.

“Term Sheet” has the meaning set forth in the recitals hereto.

“Termination Date” has the meaning set forth in Section 5.2.

“Termination Event” has the meaning set forth in Section 5.1.

“Tier 1 Subsidiary” has the meaning set forth in the recitals hereto.

“Tier 2 Subsidiary” has the meaning set forth in the recitals hereto.

“Tier 3 Subsidiary” has the meaning set forth in the recitals hereto.

“Tier 4 Subsidiary” has the meaning set forth in the recitals hereto.

“Transaction” has the meaning set forth in the recitals hereto.

“Transfer” has the meaning set forth in Section 3.2(a).

“U.S. citizen” means a person who is a “citizen of the United States” as defined in the Jones Act.

“Unrestricted Subsidiary” means a subsidiary of the Company designated by the Board of Directors as an “Unrestricted Subsidiary” pursuant to and in accordance with (a) the First Lien Term Loan Agreement, (b) the Second Lien Term Loan Agreement, (c) the ABL Credit Agreement and (d) the New Notes Indentures.

2. Definitive Documents. The Transaction will be implemented pursuant to various agreements and related documentation (the “Definitive Documents”), in each case on substantially the same terms and otherwise consistent in all material respects with the terms set forth in this Agreement, the Exchange Offer Memorandum, the Proxy Statement or the Term Sheet, as applicable, including but not limited to:

(a) an offering memorandum for the Exchange Offers and Consent Solicitations substantially in the form attached hereto as Exhibit B (as may be amended, restated, supplemented or otherwise modified from time to time in accordance with the terms of this Agreement, the “Exchange Offer Memorandum”) and related materials (together with the Exchange Offer Memorandum, the “Exchange Offer Materials”);

(b) an indenture (each a “New Notes Indenture”) and non-recourse pledge agreement (the “Pledge Agreement”) for each of the 2023 Senior Notes and 2025 Senior Notes (each in the form attached as an exhibit to the Exchange Offer Memorandum and as may be amended, supplemented or otherwise modified from time to time in accordance with the terms of this Agreement, the “New Notes Documents”);

(c) documents necessary or desirable to effectuate the Proposed Amendments, including (i) a supplemental indenture to the 2020 Notes Indenture (or, in the event that 100% of the 2020 Notes are tendered in the Exchange Offers, documentation evidencing the satisfaction and discharge of the 2020 Notes Indenture) and (ii) a supplemental indenture to the 2021 Notes Indenture (or, in the event that 100% of the 2021 Notes are tendered in the Exchange Offers, documentation evidencing the satisfaction and discharge of the 2021 Notes Indenture);

(d) a proxy statement seeking the approval of the Organizational Document Amendments the preliminary version of which (the “Preliminary Proxy Statement”), substantially in the form attached hereto as Exhibit D that will be finalized in connection with seeking the required stockholder approvals (the “Proxy Statement”);

(e) (i) the Contribution Agreement, (ii) the Brokerage Agreement and (iii) the Management Agreement;

(f) the Organizational Document Amendments;

(g) the Rights Agreement Amendment and Waiver;

(h) resolutions of the Board of Directors and other documentation necessary or advisable to (i) approve and effect the Organizational Document Amendments, (ii) approve and effect the Rights Agreement Amendment and Waiver, (iii) designate each of the Tier 1 Subsidiary, the Tier 2 Subsidiary, the Tier 3 Subsidiary and the Tier 4 Subsidiary as an Unrestricted Subsidiary, and (iv) approve and effect all other Definitive Documents and other actions, agreements and documents necessary or advisable to implement the Transaction and the New Acquisition Financing in accordance with the terms of this Agreement, the Exchange Offer Memorandum, the Proxy Statement and the Term Sheet, as applicable;

(i) [reserved]; and

(j) such other documents and agreements as may be necessary or advisable to consummate the Transaction.

Each of the Definitive Documents, including all exhibits, annexes, schedules, amendments and supplements relating to such Definitive Documents, are subject to negotiation and shall, upon completion, contain terms, conditions, representations, warranties, and covenants consistent with this Agreement, the Exchange Offer Memorandum, the Proxy Statement and the Term Sheet, as applicable, and shall otherwise be in form and substance reasonably satisfactory to the Company and to the Requisite Exchanging Holders.

3. Agreements of Exchanging Holders.

3.1 Agreements Regarding the Transaction and the New Acquisition Financing. Subject to the terms and conditions of this Agreement, as long as a Termination Event has not occurred, each Exchanging Holder (except as provided in paragraph (h) below, in its capacity as a holder of Existing Notes) agrees:

(a) to use its commercially reasonable efforts to support the Transaction and the New Acquisition Financing and negotiate in good faith the Definitive Documents;

(b) subject to such Exchanging Holder’s prior receipt of the Exchange Offer Materials, on or prior to the 10th Business Day after the commencement of the Exchange Offers (such date and time with respect to the Exchange Offers and Consent Solicitations, as may be extended from time to time, the “Early Tender Deadline”), to: (i) validly tender in the Exchange Offers all Existing Notes as to which such Exchanging Holder is the legal owner, beneficial owner or otherwise has the power and/or authority to bind any Noteholder or cause the tender by any other Noteholder; (ii) not tender in the Tender Offer any Existing Notes as to which such Exchanging Holder is, as of the date hereof, the legal owner, beneficial owner or otherwise has the power and/or authority to bind an Noteholder or cause the tender by any other Noteholder; and (iii) deliver the Consents with respect to such Existing Notes;

(c) subject to such Exchanging Holder’s prior receipt of the Exchange Offer Materials, on or prior to the Expiration Date, to: (i) validly tender in the Exchange Offers any Existing Notes acquired by such Exchanging Holder after the Early Tender Deadline as to which such Exchanging Holder is the legal owner, beneficial owner or otherwise has the power and/or authority to bind any Noteholder or cause the tender by any other Noteholder; and (ii) deliver Consents with respect to such Existing Notes;

(d) subject to Section 5.3, not to withdraw or revoke any Existing Notes tendered and any Consents delivered in the Exchange Offers and Consent Solicitations, except as otherwise expressly permitted pursuant to this Agreement;

(e) not to: (i) object to, delay, impede or take any other actions to interfere, directly or indirectly, in any respect with the approval, acceptance or implementation of the Transaction or the New Acquisition Financing; (ii) encourage any person or entity (including, without limitation, any Noteholders, any stockholder of the Company, the Indenture Trustees under the Existing Indentures, the administrative agent or any lender under the First Lien Term Loan Agreement, the administrative agent or any lender under the Second Lien Term Loan Agreement, or the administrative agent or any lender under the ABL Credit Agreement) to do any of the foregoing; or (iii) take any other actions in contravention of this Agreement, the Term Sheet, the Side Letter or the Definitive Documents, or to the material detriment of the Transaction or the New Acquisition Financing;

(f) not to make any public statement or contact the press (or other media), any organization or individual associated with the press (or other media) or any analyst by any means regarding the Company or any transactions or actions in connection with or associated with this Agreement without prior written consent of the Company;

(g) to support and not object to, take any action contrary to or otherwise challenge, directly or indirectly, in any respect, the Agreed Waiver and Release;

(h) in the case of an Exchanging Holder that is a “Lender” (as such term is used in the Second Lien Term Loan Agreement), to support, consent to, execute and take such other reasonable actions that are within the applicable Exchanging Holder’s control as are reasonably requested by the Company to effectuate any amendment, consent, waiver or forbearance of the Second Lien Term Loan Agreement that is solely related to the event of default under the Second Lien Term Loan Agreement resulting from the Interest Payment Default;

(i) to notify the Company promptly in writing of any breach of such Exchanging Holder’s obligations under this Agreement; and

(j) not to authorize, agree, resolve or consent to actions in contravention of any of the foregoing.

3.2 Transfers.

(a) As long as a Termination Event has not occurred, each Exchanging Holder agrees that it shall not sell, transfer, assign or otherwise dispose of, or grant, issue or sell any option, right to acquire, participation or other interest in (each, a “Transfer”) any Existing Notes, as applicable, unless the following criteria are met: (i) (x) with respect to any Transfer to any Person that is not an Exchanging Holder, such Exchanging Holder provides at least two Business Days’ prior written notice to Milbank LLP (“Milbank”) and (y) with respect to any Transfer to any Exchanging Holder, such Exchanging Holder provides written notice to Milbank substantially concurrently with or promptly after such Transfer, and (ii) such Exchanging Holder delivers to Milbank for the benefit of the other Parties a joinder in form and substance reasonably acceptable to the Requisite Exchanging Holders and the Company (a “Joinder”) signed by the transferee (unless such transferee is already an Exchanging Holder and in such case no Joinder shall be required). No Exchanging Holder may create or utilize any Affiliate to acquire any Existing Notes without first causing such Affiliate to deliver to Milbank a Joinder. Notwithstanding anything in this Agreement to the contrary, without the prior written consent of the Requisite Exchanging Holders, in no event shall any Exchanging Holder Transfer any Existing Notes to a competitor (or any Affiliate or significant shareholder thereof) of the Company or any Company Party in the business of providing the services of offshore supply vessels, or offshore service vessels (including, without limitation, crew boats, fast supply vessels, multi-purpose support vessels, construction vessels, anchor handling towing supply vessels, tugs, double hulled tank barges and double hulled tankers or other complementary offshore marine vessels) or any other marine vessel business, including any logistics services related thereto or any ancillary, complementary or related line of business.

(b) Upon compliance with the requirements of this Section 3.2 (x) the transferee shall be deemed to constitute an Exchanging Holder for all purposes of this Agreement, and (y) the transferor shall be deemed to relinquish its rights and be released from its obligations under this Agreement (other than any liability for its breach or non-performance of any of its obligations hereunder prior to such Transfer), in each case to the extent of such Transfer.

(c) Any Transfer that does not comply with the foregoing shall be deemed void ab initio.

(d) Notwithstanding the foregoing:

(i) An Exchanging Holder may either (x) permit its prime broker to hold Existing Notes as part of a custodian arrangement or (y) pledge Notes in connection with any Exchanging Noteholder’s regular course debt financing arrangements, provided that in each case such Exchanging Holder retains all of its rights to tender such Existing Notes in the Exchange Offers and its voting rights with respect to such Existing Notes prior to the occurrence of a Termination Event that has not been duly waived in accordance with the terms hereof; and

(ii) a Qualified Marketmaker, acting solely in its capacity as such, that acquires any Existing Notes subject to this Agreement shall not be required to execute a Joinder or otherwise agree to be bound by the terms and conditions set forth in this Agreement if, and only if: (I) such Qualified Marketmaker sells or assigns such Existing Notes within five (5) Business Days of its acquisition; and (II) the purchaser or assignee of such Existing Notes is an Exchanging Holder or an entity that executes and provides a Joinder in accordance with the terms set forth in this Section 3.2. To the extent, however, a Qualified Marketmaker, acting solely in its capacity as such, acquires Existing Notes from an entity who is not an Exchanging Holder (collectively, “Qualified Unrestricted Claims”), such Qualified Marketmaker may Transfer any right, title or interest in such Qualified Unrestricted Claims without the requirement that the transferee execute a Joinder. Any such Qualified Marketmaker that is an Exchanging Holder shall otherwise be subject to the terms and conditions of this Agreement with respect to Qualified Unrestricted Claims pending the completion of any such Transfer.

3.3 Additional Notes. This Agreement shall in no way be construed to preclude any Exchanging Holder from acquiring additional Existing Notes, provided, that any such additional Existing Notes shall automatically be deemed to be subject to the terms of this Agreement.

3.4 Exchanging Holder Forbearance and Waiver to Facilitate the Transaction. Each Exchanging Holder hereby agrees that, commencing upon the Effective Date and continuing through the Termination Date:

(a) such Exchanging Holder will not, and, pursuant to Section 6.05 of the 2021 Notes Indenture, will direct the Trustee under the 2021 Notes Indenture to not, exercise any rights or remedies or take any other actions under the 2021 Notes Indenture, with respect to any failure to make any interest payments under the 2021 Notes Indenture to all holders of 2021 Notes during such period (along with any missed notices or other administrative matters in connection with any such missed interest payment) (collectively, the “Interest Payment Default”); and

(b) to the extent such Exchanging Holder is a “Lender” (as such term is used in the Second Lien Term Loan Agreement), such Exchanging Holder will both agree to forbear and will not exercise any rights or remedies or take any other action under the Second Lien Term Loan Agreement with respect to any default or event of default arising under the Second Lien Term Loan Agreement in respect of the Interest Payment Default (along with any missed notices or other administrative matters in connection with any such missed interest payment), provided, such Exchanging Holders, when taken together with other Lenders (as such term is used in the Second Lien Term Loan Agreement) that have agreed with the Company to so forbear and not exercise any rights or remedies or take any other action under the Second Lien Term Loan Agreement, constitute holders of a majority in principal amount of loan obligations under the Second Lien Term Loan Agreement.

4. Agreements of the Company Parties.

4.1 Agreements Regarding the Transaction and the New Acquisition Financing Subject to the terms and conditions of this Agreement and the Term Sheet, as applicable, as long as a Termination Event has not occurred, each of the Company Parties, jointly and severally, agrees:

(a) to use its commercially reasonable efforts to support the Transaction and the New Acquisition Financing and negotiate in good faith the Definitive Documents;

(b) to use commercially reasonable efforts to commence the Exchange Offers and Consent Solicitations by February 14, 2020 (such date on which the Exchange Offers is commenced, the “Launch Date”) and to conduct the Exchange Offers and Consent Solicitations in accordance with applicable law and consistent with the terms of the Exchange Offer Materials and this Agreement;

(c) to use commercially reasonable efforts to file a preliminary Proxy Statement (the “Preliminary Proxy Statement”) with the Securities and Exchange Commission (the “SEC”) by the Launch Date, mail the Proxy Statement to the Company’s stockholders by February 24, 2020 and hold a special meeting of the Company’s stockholders in respect of the approvals required to consummate the Transaction by March 23, 2020 (the “Special Meeting”); provided, however, that if the Preliminary Proxy Statement becomes subject to review by the SEC, such mailing and Special Meeting deadlines shall be extended by the lesser of (x) 45 days and (y) the number of days the Preliminary Proxy Statement continues to be subject to the review of the SEC;

(d) subject to the terms and conditions of this Agreement, the Exchange Offer Memorandum and the Proxy Statement, to take the following actions: (i) solicit tenders, consents and acceptances, from the holders of the Existing Notes in the Exchange Offers and Consent Solicitations; (ii) effect the Organizational Document Amendments and Rights Agreement Amendment and Waiver; (iii) to consummate the transactions contemplated by the Contribution Agreement on or prior to the Settlement Date; (iv) (x) cause the issuance of three shares of Special Preferred Stock as follows: (A) two shares to the trustee of the indenture governing the 2023 Senior Notes and (B) one share to the trustee of the indenture governing 2025 Senior Notes; (y) cause the issuance of one share of Common Stock to the Noteholder Director and (z) provided the Exchanging Holders have provided to the Company three candidates that are willing to serve as Noteholder Director by February 28, 2020, take all other necessary actions to facilitate the election of the Noteholder Director and to permit the Noteholder Director to be elected by a majority of the holders of the Special Preferred Stock concurrently with the consummation of the Exchange Offers; (v) obtain any and all required regulatory approvals and third-party approvals for the Transaction and the New Acquisition Financing; and (vi) deliver any appropriate additional or alternative provisions or agreements to address any legal, financial, or structural impediment that may arise that could reasonably be expected to prevent, hinder, impede, delay, or as may be necessary to effectuate the consummation of, the Transaction and the New Acquisition Financing (provided, that notwithstanding this clause (d), the terms of the Transaction for the Exchanging Holders may not be modified in any material respect without the prior written approval of the Requisite Exchanging Holders and the terms of the New Acquisition Financing may not be modified without the prior written approval of the Backstop Lenders);

(e) not to, directly or indirectly: (i) object to, delay, impede or take any other actions to interfere, directly or indirectly, in any respect with the approval, acceptance or implementation of the Transaction or the New Acquisition Financing; (ii) encourage any person or entity (including, without limitation, any stockholder of the Company, the Indenture Trustees under the Existing Indentures, the administrative agent or any lender under the First Lien Term Loan Agreement, the administrative agent or any lender under the Second Lien Term Loan Agreement, or the administrative agent or any lender under the ABL Credit Agreement) to do any of the foregoing; or (iii) take any other actions inconsistent with this Agreement, the Term Sheet or the Definitive Documents, or to the detriment of the Transaction or the New Acquisition Financing;

(f) not to, directly or indirectly: (i) enter into any agreement providing for, or otherwise consummate any, merger, sale, consolidation, business combination, recapitalization, refinancing, share exchange, rights offering, debt offering, equity investment, exchange offer, restructuring proposal or similar transaction other than the Transaction and the New Acquisition Financing contemplated by this Agreement, the Exchange Offer Memorandum, the Side Letter and the Term Sheet (the foregoing, together, an “Alternative Transaction”); or (ii) propose, file, support, encourage, vote for or engage in discussions with any person or entity concerning any Alternative Transaction;

(g) upon the consummation of the Exchange Offers and Consent Solicitations, to execute and deliver each of the Definitive Documents to which it is a party and to deliver each of the other Definitive Documents, in each case as are contemplated to be delivered in connection with consummating the Transaction and the New Acquisition Financing; including, without limitation the Definitive Documents referred to in Sections 2(b), 2(c), 2(e), 2(f), 2(g), 2(h), and 2(j);

(h) not to modify or amend any of the Certificate of Incorporation, Bylaws or Rights Agreement except as required in connection with this Agreement and consummating the Transaction and the New Acquisition Financing;

(i) not to (i) amend, modify or supplement in any material respect, (ii) waive any provision of or (iii) terminate any Stockholder Support Agreements;

(j) not to (i) waive any condition under the Exchange Offer Materials, (ii) otherwise amend, modify or supplement the Exchange Offer Materials in any material respect, (iii) consummate the Exchange Offers or Consent Solicitations if any involuntary bankruptcy case has been commenced and has not been dismissed or (iv) consummate the Exchange Offers and Consent Solicitations with holders of less than 99% of the outstanding principal amount of the Existing Notes, in each case except as approved in writing by the Requisite Exchanging Holders;

(k) not to declare or pay any non-cash dividend or make any non-cash distribution in respect of any equity securities;

(l) to, one Business Day following the Settlement Date (but only if, for the avoidance of doubt, the Settlement Date occurs), pay (i) all reasonable and documented costs and expenses incurred by each Initial Exchanging Holder and (ii) all fees and reasonable and documented costs and expenses of Milbank, Moelis & Company, and Seward & Kissel LLP (the “Advisors”);

(m) to pay the Backstop Lender Fees and Expenses in accordance with the Side Letter;

(n) to operate the business of the Company Parties in the ordinary course in a manner that is consistent with this Agreement;

(o) to notify the Requisite Exchanging Holders immediately in writing of any breach of its obligations under this Agreement;

(p) not to replace cash collateral under the ABL except for the replacement of up to $50 million of such cash collateral with (1) HOS Port, (2) non-trade receivables of the Company and its subsidiaries and (3) any other pledged collateral acceptable to the Requisite Exchanging Holders;

(q) to the extent any cash collateral under the ABL is released as described in paragraph (p) above, not to use such released cash collateral other than for the business and operations of the Company (and not to fund exchange offers, restricted payments or restricted investments);

(r) elect to pay PIK interest pursuant to the loans governed by the First Lien Term Loan Agreement pursuant to Section 3.02(f) as described in (and to the extent required by) the Term Sheet, subject to the requisite consent of the Exchanging Holders to such PIK payment during the duration of this Agreement (as may be extended from time to time) if and to the extent necessary under the 2020 Notes Indenture and the 2021 Notes Indenture;

(s) not to authorize, agree, resolve or consent to actions in contravention of any of the foregoing; and

(t) not to take any action that would constitute an event of default under the negative covenants under the terms of any of (i) the 2020 Notes Indenture, (ii) the 2021 Notes Indenture or (iii) Article 4 of the indentures governing and 2023 Senior Notes and the 2025 Senior Notes (assuming, and subject to all applicable grace periods as if, such indentures were in effect).

4.2 Notwithstanding the foregoing it is agreed and understood that in respect of the Company’s obligations under this Section 4 with respect to the New Acquisition Financing, that such obligations are subject to the Company’s right to pursue a Superior Proposal and are further subject to the understanding that the consummation of the New Acquisition Financing is subject to the consummation of an acquisition and that no assurance can be given that any such acquisitions shall occur.

5. Termination.

5.1 This Agreement shall terminate upon the occurrence of any of the following events (each a “Termination Event”):

(a) by the Backstop Lenders providing written notice of termination to the Company upon the breach of the Side Letter by the Company, subject to any applicable cure period thereunder;

(b) by the Requisite Exchanging Holders providing written notice of termination to the Company:

(i) if any of the Company Parties shall have (A) breached any of its obligations under Section 4.1(d)(ii), Section 4.1(d)(iv) or Section 4.1(j) in any respect or (B) breached any of its other obligations under this Agreement in any material respect, which breach remains uncured for a period of five Business Days after the receipt of written notice of such breach from the Requisite Exchanging Holders;

(ii) if any conditions in the Exchange Offer Memorandum are not satisfied when required to be satisfied, or become incapable of being satisfied, in the reasonable discretion of the Requisite Exchanging Holders;

(iii) upon the exercise, directly or indirectly, by any lender or the administrative agent under the First Lien Term Loan Agreement or the Second Lien Term Loan Agreement, of any rights or remedies or the assertion or bringing any claim under or with respect to, as applicable, the First Lien Term Loan Agreement and/or the Second Lien Term Loan Agreement against any Company Party, any subsidiary of a Company Party and/or any assets of any of the foregoing that would be material to the Company or material to the ability of the Company to consummate the Exchange Offers and Consent Solicitations;

(iv) the occurrence of a “Default” or “Event of Default” under the 2020 Notes Indenture or the 2021 Notes Indenture except for any missed interest payments under the 2021 Notes Indenture (along with any missed notices or other administrative matters in connection with any such missed interest or principal payment), unless waived by the Requisite Exchanging Holders;

(v) if an amendment, modification or supplement is made to any of the Definitive Documents without the approval of the Requisite Exchanging Holders that (i) is materially adverse to the Exchanging Holders or (ii) is not consistent with the terms of this Agreement;

(vi) if the Company terminates the Exchange Offers;

(vii) if any of the Definitive Documents does not materially conform in to the Term Sheet or, if applicable, to the forms attached to the Exchange Offering Memorandum or the Proxy Statement on the date hereof, unless otherwise agreed by the Requisite Exchanging Holders;

(viii) if the Company withdraws or fails to launch the Exchange Offers on the terms and conditions described in this Agreement and the Exchange Offer Memorandum, by the Launch Date;

(ix) if 66 2/3% or more of the outstanding Common Stock of the Company fail to approve the Organizational Document Amendments at the Special Meeting;

(x) if the Company fails to consummate the Exchange Offers and Consent Solicitations on terms and conditions described in this Agreement and the Exchange Offer Memorandum (as amended in accordance with the terms of this Agreement);

(xi) entry of an order of relief against any of the Company Parties in an involuntary bankruptcy case commenced against any of the Company Parties or other relief in respect of any of the Company Parties or its debts, or of a substantial part of its assets, under any federal, state or foreign bankruptcy, insolvency, administrative, receivership or similar law now or hereafter in effect not commenced by the Exchanging Holders;

(xii) if any of the Company Parties take any of the following actions: (A) voluntarily commencing any case or filing any petition seeking bankruptcy, winding up, dissolution, or liquidation under any federal, state or foreign bankruptcy, insolvency or law now or hereafter in effect; (B) applying for or consenting to the appointment of a receiver, administrator, receiver, trustee, custodian, sequestrator, conservator or substantially similar official for any Company Party; (C) filing an answer admitting the allegations of a petition filed against it in any such proceeding; or (D) making a general assignment or arrangement for the benefit of creditors; or

(xiii) if the Company enters into or reaches an agreement in principle with respect to an Alternative Transaction or publicly announces its intention in writing to support or pursue, or enters into any agreement to support or pursue, an Alternative Transaction or any other transaction that is not consistent with the Transaction or the New Acquisition Financing;

(c) by the Company Parties by providing written notice to the Exchanging Holders:

(i) if any of the Exchanging Holders shall have breached any of their obligations under this Agreement in any material respect, which breach remains uncured for a period of five Business Days after the receipt of written notice of such breach from the Company;

(ii) if the Exchanging Holders enter into or reach an agreement in principle with respect to an Alternative Transaction or publicly announce their intention in writing to support or pursue, or enter into any agreement to support or pursue, an Alternative Transaction or any other transaction that is not consistent with the Transaction or the New Acquisition Financing;

(iii) if the Exchanging Holders commence an involuntary bankruptcy case against the Company or the Company Parties or file an involuntary petition seeking bankruptcy, winding up, dissolution, liquidation, administration, moratorium, reorganization or other relief in respect of any of the Company Parties or its debts, or of a substantial part of its assets, under any federal, state or foreign bankruptcy, insolvency, administrative, receivership or similar law now or hereafter in effect; or

(iv) if the Board of Directors of any Company Party determines, in good faith and based upon advice of legal counsel, that preparing for and commencing a bankruptcy case under the provisions of title 11 of the United States Code (or any other analogous petition for relief or recognition or other order under applicable domestic or foreign law) (a “Bankruptcy Case”) for such Company Party is in the best interests of such Company Party and such Company Party commences any such Bankruptcy Case;

(d) by the Requisite Exchanging Holders by providing written notice to the Company or by the Company by providing written notice to the Exchanging Holders:

(i) following March 25, 2020 if the Exchange Offers and Consent Solicitations (and the other transactions contemplated hereby that are to occur on or prior to such time) shall not have been consummated on or prior to such date on the terms required pursuant to this Agreement; or

(ii) if any court of competent jurisdiction or other competent governmental or regulatory authority shall have issued an order making illegal or otherwise restricting, preventing, or prohibiting the Transaction in a material respect that cannot be reasonably remedied by the Parties;

(e) by the written consent of both the Requisite Exchanging Holders and the Company for any reason; or

(f) as a result of the consummation of the Exchange Offers and Consent Solicitations that does not result in a breach of this Agreement by any Company Party.

For the avoidance of doubt, and notwithstanding any provision in this Agreement to the contrary, nothing herein shall limit or restrict any Company Party’s ability to prepare for and file a Bankruptcy Case.

5.2 The date on which this Agreement is terminated in accordance with the foregoing Section 5.1 shall be referred to as the “Termination Date”. Notwithstanding any provision in this Agreement to the contrary, upon written consent of the Requisite Exchanging Holders (which consent may be by email), each of the dates set forth in Sections 5.1(b) and (d) (the “Critical Dates”) may be extended prior to or upon such date and such later dates agreed to in lieu thereof and shall be of the same force and effect as the dates provided herein.

5.3 If a Termination Event occurs, this Agreement shall terminate automatically unless the Requisite Exchanging Holders (in the case of a Termination Event pursuant to Section 5.1(b) provide the other Parties written notice within three Business Days (such three Business Day period to start on the day such Termination Event occurs, if such day is a Business Day, and on the first Business Day after the day such Termination Event occurs, if such day is not a Business Day) that such Termination Event has been waived, cured, modified or the time to perform the requirements herein extended. Notwithstanding anything to the contrary herein, upon any Termination Event, each Noteholder shall be deemed to have automatically revoked and withdrawn its tender of its Existing Notes in the Exchange Offers and its Consents, without any further action by such Noteholder, irrespective of the expiration or availability of any “withdrawal period” or similar restriction, whereupon any such tenders and consents will be deemed, for all purposes, to be null and void ab initio and will not be considered or otherwise used in any manner by the Parties in connection with the Transaction, the Exchange Offers, the Consent Solicitations or this Agreement, and the Company agrees not to accept any such tenders or consents, and if any such acceptance has occurred the Company agrees that such acceptance shall be void, and the Company further agrees to take all action necessary or reasonably required to allow the Noteholders to arrange with their custodian and brokers to effectuate the withdrawal of such tenders and consents, including the reopening or extension of any withdrawal or similar periods.

5.4 Effective as of the Termination Date, this Agreement shall terminate and shall be of no further force and effect and no Party shall have any continuing liability or obligation to any other Party under this Agreement; provided, however, that no termination shall relieve any Party from liability for its breach or non-performance of any of its obligations hereunder prior to the Termination Date.

6. Effectiveness. This Agreement shall be effective and binding upon the Company and the undersigned Exchanging Holders as of the date (the “Effective Date”) on which: (a) the Company Parties shall have executed and delivered counterpart signature pages of this Agreement to counsel to the Exchanging Holders; (b) the Stockholder Support Agreements have been entered into by the Requisite Equity Holders; and (c) holders of not less than 66 2/3% of the 2020 Notes and holders of not less than 66 2/3% of the 2021 Notes shall have executed and delivered this Agreement (or a Joinder hereto).

7. Representations and Warranties.

7.1 Representations of the Parties. Solely on its own behalf and not on behalf of any other Exchanging Holder, each of the Exchanging Holders represents and warrants, and each of the Company Parties represents and warrants, jointly and severally, that, as of the date hereof and the Effective Date:

(a) such Party has all requisite corporate, partnership, limited liability company, or similar authority to enter into this Agreement and carry out the transactions contemplated hereby and perform its obligations contemplated hereunder; and the execution and delivery of this Agreement and the performance of such Party’s obligations hereunder have been duly authorized by all necessary corporate, partnership, limited liability company, or other similar action on its part;

(b) the execution, delivery, and performance by such Party of this Agreement does not and will not (i) violate (A) any provision of law, rule, or regulation applicable to such Party or any of its subsidiaries or (B) such Party’s charter or bylaws (or other similar organizational and governing documents) or those of any of its subsidiaries or (ii) conflict with, result in a breach of, or constitute (with due notice or lapse of time or both) a default under any material contractual obligation to which such Party or any of its subsidiaries is a party; and

(c) this Agreement is the legally valid and binding obligation of such Party, enforceable against such Party in accordance with its terms, subject as to enforcement of remedies, to applicable bankruptcy, reorganization, insolvency, moratorium or other similar laws affecting creditors’ rights generally from time to time in effect and to general principles of equity, whether in a proceeding at law or in equity.

7.2 Additional Representations of the Exchanging Holders. Solely on its own behalf and not on behalf of any other Exchanging Holder, each of the Exchanging Holders represents and warrants that, as of the date hereof:

(a) subject to any limitations set forth in such Exchanging Holder’s signature page listing of owned securities, such Exchanging Holder (i) is the beneficial owner of, or is the nominee, investment manager, or advisor for one or more beneficial holders of, the principal amount of the 2020 Notes and/or 2021 Notes, as applicable, set forth on its signature page hereto, and (ii) has voting power or authority or discretion with respect to such Existing Notes, including, without limitation, to vote, exchange, assign, and transfer such Existing Notes;

(b) such Exchanging Holder holds its Existing Notes free and clear of any claim, option, voting restriction, right of first refusal, or other limitation on disposition or encumbrances of any kind that would adversely affect such Exchanging Holder’s performance of its obligations in this Agreement at the time such obligations are required to be performed;

(c) such Exchanging Holder (i) has such knowledge and experience in financial and business matters of this type that it is capable of evaluating the merits and risks of entering into this Agreement and of making an informed investment decision, and has conducted an independent review and analysis of the business and affairs of the Company Parties that it considers sufficient and reasonable for purposes of entering into this Agreement and (ii) is an “accredited investor” (as defined by Rule 501 of the Securities Act of 1933, as amended (the “Securities Act”)); and

(d) such Exchanging Holder (i) is acquiring the New Notes for the account of funds and accounts it manages with the present intention of holding such securities for purposes of investment, and not with a present view of selling such securities in a public distribution and

(ii) acknowledges and understands that the New Notes are characterized as “restricted securities” under the federal securities laws inasmuch as they are being acquired from the Company in a transaction not involving a public offering, and such securities may be resold without registration under the Securities Act only pursuant to an applicable exemption from registration (including, if available, Rule 144A under the Securities Act).

7.3 Additional Representations of the Company Parties. Each of the Company Parties represents, warrants and covenants, jointly and severally, that, as of the date hereof (except for paragraph (f)), the Effective Date (except for paragraph (f)), the Launch Date (except for paragraph (f)) and the date of the consummation of the Exchange Offers and Consent Solicitations (as evidenced by the execution of this Agreement and an officer’s certificate):

(a) each Company Party has been duly formed or organized, is validly existing in good standing under the laws of its jurisdiction of incorporation or organization and has the power and authority to carry on its business as presently conducted and to own, lease and operate its properties;

(b) each Company Party is duly qualified and is in good standing as a limited liability company, authorized to do business in each jurisdiction in which the nature of its business or its ownership or leasing of property requires such qualification, except where the failure to be so qualified would not reasonably be expected to have a material adverse effect on the business, prospects, financial condition or results of operations of such Company Party;

(c) this Agreement and each of the other Definitive Documents are duly authorized;

(d) the New Notes (and the guarantees issued pursuant thereto) have been, or will be, duly authorized by the Company Parties;

(e) with respect to each Definitive Document that is a contract to which a Company Party is a party and assuming due authorization, execution and delivery of such Definitive Document by the other parties to such Definitive Document, such Definitive Document, when executed and delivered by the applicable Company Party, will constitute a legal, valid, binding instrument enforceable against such Company Party in accordance with its terms, subject, as to enforcement of remedies, to applicable bankruptcy, reorganization, insolvency, moratorium or other similar laws affecting creditors’ rights generally from time to time in effect and to general principles of equity, whether in a proceeding at law or in equity;

(f) solely as of the date of the consummation of the Exchange Offers and Consent Solicitations, with respect to the Collateral, all filings, registrations and other actions necessary or desirable to perfect and protect the liens and security interests in favor of the collateral agent intended to be created under the documents governing the Collateral, in order for the security interests granted by the documents governing the Collateral to constitute valid, perfected first-priority security interests in the Collateral, enforceable in accordance with the terms contained therein, to the extent such security interests can be perfected by such filing, registrations or other actions;

(g) when the New Notes have been duly executed and delivered by the Company, duly executed and authenticated by the trustee under the New Notes Indentures in accordance with the provisions of the New Notes Documents, and delivered pursuant to the Exchange Offer Materials, the New Notes will constitute the valid and legally binding obligations of the Company, enforceable against it in accordance with its terms, subject, as to enforcement of remedies, to applicable bankruptcy, reorganization, insolvency, moratorium or other similar laws affecting creditors’ rights generally from time to time in effect and to general principles of equity, whether in a proceeding at law or in equity;

(h) the Special Preferred Stock, the Contingent Preferred Stock and the Automatic Conversion Shares are (i) duly authorized and (ii) when issued and delivered in accordance with this Agreement and the New Notes Documents, such securities will be validly issued, fully paid and non-assessable;

(i) it is not necessary to register the offer, issuance and delivery of the New Notes, the Special Preferred Stock, the Contingent Preferred Stock and the Automatic Conversion Shares (in each case as contemplated by the Exchange Offer Materials and the New Notes Documents) under the Securities Act;

(j) the Company is not, and after giving effect to the transactions contemplated by this Agreement, the Exchange Offer Materials and the New Notes Documents, will not be, required to register as an “investment company”, as such term is defined in the United States Investment Company Act of 1940, as amended;

(k) the execution, delivery and performance of this Agreement and each Definitive Document that is a contract to which a Company Party is a party by each Company Party that is a party thereto, compliance by such Company Parties with all provisions hereof and thereof, and the consummation of the transactions contemplated hereby and thereby will not require any consent, approval, authorization or other order of, or qualification with, any court or governmental body or agency except for (i) such as may be required under the securities or blue sky laws of the various states and (ii) the filings or recordings necessary to perfect the interest in the collateral securing the New Notes pursuant to the New Notes Documents;

(l) except as would not materially adversely affect consummation of the transactions contemplated by this Agreement and the Definitive Documents, there are no legal, regulatory or governmental proceedings pending or, to the knowledge of the Company, threatened to which any Company Party is or could be a party or to which any of their respective property is or could be subject;

(m) assuming the representations made by the Exchanging Holders in this Agreement and in the Exchange Offer Memorandum are true and accurate, the offer and issuance by the Company of the New Notes in conformity with this Agreement constitute transactions exempt from registration under the Securities Act;

(n) each Company Party that owns a vessel documented under the laws and flag of the United States is a citizen of the United States qualified to own and operate its vessels in the United States coastwise trade under the statutory laws and regulations and general maritime laws of the United States of America; and

(o) the dealer manager in the Exchange Offers has received a customary non-contravention opinion with respect to the Transaction from its outside legal counsel with customary assumptions and qualifications dated as of the date hereof.

8. Entire Agreement; Conflicts. This Agreement, including all exhibits, schedules and annexes hereto, constitutes the entire agreement of the Company Parties and the Exchanging Holders with respect to the subject matter of this Agreement, and supersedes all other prior negotiations, agreements and understandings, whether written or oral, among the Parties with respect to the subject matter of this Agreement, other than the Confidentiality Agreements which remain unaltered. In the event the terms and conditions as set forth in the Term Sheet and this Agreement are inconsistent, the terms and conditions contained in the Term Sheet shall control.

9. Reservation of Rights. Except as expressly set forth herein or in any Definitive Document, nothing herein is intended to, or does, in any manner waive, limit, impair or restrict the ability of an Exchanging Holder to pursue, protect and preserve its rights, remedies, and interests, including, without limitation, its claims against any Company Party. Nothing contained herein effects a modification of the 2020 Notes, the 2021 Notes, the 2020 Notes Indenture or the 2021 Notes Indenture or any other document or agreement. If the transactions contemplated herein are not consummated, or if this Agreement terminates for any reason, the Parties fully reserve any and all of their rights.

10. Counterparts. This Agreement may be executed in one or more counterparts, each of which, when so executed, shall constitute the same instrument and the counterparts may be delivered personally or by electronic mail in portable document format (.pdf).

11. Amendments. This Agreement, the Term Sheet, and the Definitive Documents may not be modified, amended or supplemented, or any provisions herein or therein waived, without the prior written consent of the Company and the Requisite Exchanging Holders; provided, that (a) any such amendment, modification, supplement or waiver of this Section 11 or Section 15 shall require the prior written consent of the Company and all of the Exchanging Holders and (b) any such amendment, modification, supplement or waiver that would reasonably be expected to have a disproportionate and adverse effect on any Exchanging Holder as compared to the other Exchanging Holders shall require the prior written consent of such Exchanging Holder so affected. The foregoing sentence shall not apply to the Side Letter, which letter shall not be modified, amended, supplemented, or any provisions therein waived, other than as expressly provided therein, and in any event without the prior written consent of the Backstop Lenders.

12. No Assignment. Except as provided by, and subject to, Section 3.2 hereunder, this Agreement shall not be assigned by any party hereto without the prior written consent of the Requisite Exchanging Holders.

13. Headings. The headings of the sections, paragraphs and subsections of this Agreement are inserted for convenience only and shall not affect the interpretation hereof.

14. Relationship Among Parties. It is understood and agreed that any Exchanging Holder may trade in the Existing Notes or other debt or equity securities of the Company without the consent of the Company or any other Exchanging Holder, subject to applicable securities laws and Section 3.2. No Party shall have any responsibility for any such trading by any other Party by virtue of this Agreement. No prior history, pattern or practice of sharing confidences among or between Parties shall in any way affect or negate this understanding and agreement. No Exchanging Holder shall, as a result of its entering into and performing its obligations under this Agreement, be deemed to be a part of a “group” (as that term is used in Section 13(d) of the Exchange Act) with any other Party or party to the Stockholder Support Agreement. For the avoidance of doubt, no action taken by an Exchanging Holder pursuant to this Agreement shall be deemed to constitute or to create a presumption by any of the Parties that any of the Exchanging Holders are in any way acting in concert or as such a “group.”

15. Several Obligations; No Liability. Notwithstanding anything to the contrary in this Agreement, the Parties agree that (a) the representations and warranties of each Exchanging Holder made in this Agreement are being made on a several, and not joint, basis, (b) the obligations of each Exchanging Holder under this Agreement are several obligations of each of them and (c) no Exchanging Holder shall have any liability for the breach of any representation, warranty, covenant, commitment, or obligation by any other Exchanging Holder. Nothing in this Agreement requires any Exchanging Holder to advance capital to any Company Party or incur any material liability.

16. Specific Performance. It is understood and agreed by the Parties that money damages would be an insufficient remedy for any breach of this Agreement by any Party and each non-breaching Party shall be entitled to seek specific performance and injunctive or other equitable relief as a remedy of any such breach, including, without limitation, an order of a court of competent jurisdiction requiring any Party to comply promptly with any of its obligations hereunder.

17. Survival. Notwithstanding (i) any Transfer of the Existing Notes in accordance with Section 3.2 or (ii) the termination of this Agreement in accordance with its terms, only Sections 4.1(d)(iii), 4.1(l), 5, 8, 9, 10, 11, 12, 13, 14, 15, 18, 19, 20, 21 and 22, and this Section 17 shall survive such Transfer and/or termination and shall continue in full force and effect for the benefit of the Exchanging Holder in accordance with the terms hereof. Unless previously terminated in accordance with its terms and except as otherwise provided in the Side Letter, the Side Letter shall survive the termination of this Agreement.

18. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, without regard to such state’s choice of law provisions which would require the application of the law of any other jurisdiction. Each of the parties hereto hereby irrevocably and unconditionally consents to submit to the exclusive jurisdiction of the courts of the State of New York and of the United States of America in each case located in New York County for any action arising out of or relating to this Agreement or the Term Sheet and the transactions contemplated hereby and thereby (and agrees not to commence any action relating hereto or thereto except in such courts), and further agrees that service of any process, summons, notice or document by U.S. registered mail to its address set forth in Section 19 shall be effective service of process for any action brought against it in any such court.

19. Notices. All notices, requests and other communications hereunder must be in writing and will be deemed to have been duly given only if delivered personally or by electronic mail format (.pdf) with first class mail confirmation to the Parties at the following addresses or email addresses:

If to any of the Company Parties:

Hornbeck Offshore Services, Inc.

103 Northpark Boulevard, Suite 300

Covington, Louisiana 70433

Attn:       James O. Harp, Jr.

Email:     james.harp@hornbeckoffshore.com

with a copy to (which shall not constitute notice):

Kirkland & Ellis LLP

609 Main Street

Houston, Texas 77002

Attn:        Matthew R. Pacey P.C.

Ryan Blaine Bennett

Email:      Matt.Pacey@kirkland.com

Rbennett@kirkland.com

If to the Noteholder:

To the addresses and email addresses set forth on the signature pages hereto.

with a copy to (which shall not constitute notice):

Milbank LLP

55 Hudson Yards

New York, New York 10001-2163

Attn:        Gerard Uzzi

Brett Goldblatt

James Ball

Email:      guzzi@milbank.com

bgoldblatt@milbank.com

jball@milbank.com

If to the Backstop Lenders:

To the addresses and email addresses set forth on the signature pages to the Side Letter.

with a copy to (which shall not constitute notice):

Paul, Weiss, Rifkind, Wharton & Garrison LLP

1285 Avenue of the Americas

New York, New York 10019

Attn:        Kenneth M. Schneider

Alice Belisle Eaton

Thomas V. de la Bastide III

Email:     kschneider@paulweiss.com

aeaton@paulweiss.com

tdelabastide@paulweiss.com

or such other address or email address as such party may hereafter specify by like notice to the other Parties. All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5 P.M. in the place of receipt and such day is a Business Day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed not to have been received until the next succeeding Business Day in the place of receipt.

20. No Third-Party Beneficiaries. The terms and provisions of this Agreement are intended solely for the benefit of the Parties and their respective successors and permitted assigns, and it is not the intention of the Parties to confer third-party beneficiary rights upon any other Person.

21. No Offer or Solicitation. Nothing in this Agreement, including the Exhibits to this Agreement, shall constitute an offer to sell or a solicitation of offer to purchase (in each case, for cash or exchange) any security. Any such offer shall be made solely pursuant to the Exchange Offer Materials in final form.

22. Public Disclosure. Except as otherwise required by any law, rule, order or regulation, the Company Parties shall not (a) use the name of an Exchanging Holder or its manager, advisor, or Affiliates in any press release without such Exchanging Holder’s prior written consent or (b) disclose holdings of any Exchanging Holder to any Person. Nothing contained herein shall be deemed to waive, amend or modify the terms of any confidentiality or non-disclosure agreement between the Company and any Exchanging Holder.

IN WITNESS WHEREOF, the Parties hereto have caused their duly authorized officers to execute and deliver this Agreement as of the date first above written.

HORNBECK OFFSHORE SERVICES, INC.

By:	/s/ James O. Harp, Jr.
Name:	James O. Harp, Jr.
Title:	Executive Vice President and Chief Financial Officer

ENERGY SERVICES PUERTO RICO, LLC
HORNBECK OFFSHORE SERVICES, LLC
HORNBECK OFFSHORE TRANSPORTATION, LLC
HORNBECK OFFSHORE OPERATORS, LLC
HOS-IV, LLC
HORNBECK OFFSHORE TRINIDAD & TOBAGO, LLC
HOS PORT, LLC
HORNBECK OFFSHORE INTERNATIONAL, LLC
HOI HOLDING, LLC
HOS HOLDING, LLC

By:	/s/ James O. Harp, Jr.
Name:	James O. Harp, Jr.
Title:	Executive Vice President and Chief Financial Officer

Signature Page to Transaction Support Agreement

HORNBECK OFFSHORE NAVEGACAO LTDA

By:	/s/ Robert T. Gang
Name:	Robert T. Gang
Title:	Administrator

Signature Page to Transaction Support Agreement

HORNBECK OFFSHORE SERVICES DE MEXICO, S. DE R.L. DE C.V.
HOS DE MEXICO, S. DE R.L. DE C.V.
HOS DE MEXICO II, S. DE R.L. DE C.V.
HOS LEASING DE MEXICO, S.A. DE C.V.
SOFOM E.N.R.
HORNBECK OFFSHORE OPERATORS DE
MEXICO, S. DE R.L. DE C.V.
T.N. PERCHERON, S. DE R.L. DE C.V.
HOS DE MEXICO III, S. DE R.L. DE C.V.

By:	/s/ Samuel A. Giberga
Name:	Samuel A. Giberga
Title:	Vice President

Signature Page to Transaction Support Agreement

EXCHANGING HOLDER:

[INSERT NAME OF EXCHANGING HOLDER]

By:
Name:
Title:

Address for notices:

Principal Amount of 2020 Notes held:

$_________________________

Principal Amount of 2021 Notes held:

$_________________________

Signature Page to Transaction Support Agreement

EXHIBIT A

Term Sheet

Exhibit A to Transaction Support Agreement

Hornbeck Offshore Services, Inc.

Exchange Offer

Summary of Indicative Terms and Conditions

February 14, 2020

This Summary of Indicative Terms and Conditions is intended merely as an outline of certain of the material terms of the proposed Exchange Offer. It is not intended to limit the scope of discussion and negotiation of any matters not consistent with the specific matters set forth herein. Formal proposals to the Ad Hoc Group (as defined below) and responses to negotiations must be authorized by a Special Committee of the Board of Directors (the “Board”) of the Issuer established for that purpose in order to constitute a position of the Issuer. Notwithstanding anything to the contrary herein, any discrepancies between this term sheet and the forms of indenture to be agreed upon in connection with entering into the TSAs (as defined below), such forms of indenture shall control.

Overview of the Transactions

Transaction Overview:	The Issuer will offer to exchange (the “Exchange Offer”) all outstanding 5.875% Senior Notes due 2020 (the “2020 Notes”) and 5.000% Senior Notes due 2021 (the “2021 Notes” and, together with the 2020 Notes, the “Existing Notes”) issued by Hornbeck Offshore Services, Inc. (the “Issuer”, together with all of its affiliates and subsidiaries, the “Company”) for a combination of (i) its new 10.00% Senior Notes due June 15, 2023 (the “2023 Senior Notes”) and (ii) its new 5.50% Senior Notes due September 30, 2025 (the “2025 Senior Notes” and, together with the 2023 Senior Notes, the “New Notes”), each of which shall be contingently convertible upon the occurrence of certain events of default under the New Notes or the Company’s other debt unless (in the case of a non-payment default) permanently cured or permanently waived (See “Conversion” below) into the Company’s common stock (the “Common Stock”), par value $0.00001 per share, and in each case as described in further detail below (the “Transaction”). The Issuer will also offer to purchase up to $67.0 million principal amount of the Existing Notes for a maximum of $20.0 million of cash as described below in “Cash Tender.”

Transaction Support Agreements:

The Issuer, the ad hoc group of holders of the Existing Notes that are advised by Milbank LLP and Moelis & Company LLC (the “Ad Hoc Group”), and holders of a majority of the Issuer’s issued and outstanding Common Stock (the “Required Stockholders”, and together with the Issuer, the Ad Hoc Group, and the Required Stockholders, the “TSA Parties”) will sign one or more transaction support agreements (the “TSAs”).

Pursuant to the TSAs:

(A) the Ad Hoc Group (and any other holder of Existing Notes that enters into a TSA) will agree to, among other matters, the following:

(1)  tender their Existing Notes into the Exchange Offer;

(2)  support the Consent Solicitation (as defined below); and

(3)  vote any Common Stock of the Issuer in favor of the transactions contemplated herein; and

(4)  forbear during the duration of the TSAs (as such duration may be extended from time to time pursuant to the TSAs) from exercising any rights or remedies under the indenture governing the 2021 Notes (and agree to direct the trustee under the 2021 Notes to not exercise any rights or remedies) or, if applicable, the Second Lien Term Loans on account of any missed interest payments under the 2021 Notes (and any missed notices or other administrative matters in connection therewith); provided, with respect to such forbearance under the Second Lien Term Loans, that such holders, when taken together with other lenders under the Second Lien Term Loans, that have agreed with the Company to so forbear constitute holders of a majority in principal amount of the Second Lien Term Loan.

(B) the Required Stockholders will agree to, among other matters, vote in favor of: (I) amendments to the Issuer’s governing documents to facilitate the Transactions (the “Charter and Bylaws Amendments”), including to (1) increase the number of authorized shares of Common Stock, (2) decrease the par value of Common Stock and the Company’s preferred stock to $0.00001, (3) effective as of the earlier to occur of (x) the Contingent Preferred Election (as defined below) and (y) the Conversion Election (as defined below) (such earlier event, the “Trigger Event”), permit stockholder written consents and the calling by stockholders holding 25% or more of the outstanding shares of Common Stock of special stockholder meetings, (4) effective as of the occurrence of the Trigger Event, opt out of Section 203 of the Delaware General Corporation Law, and (5) provide that the Company may not file for any voluntary proceeding for the bankruptcy or reorganization of any Company or enter into a plan of liquidation for any Company without the approval of the Board, which Board approval must include the Noteholder Director (as defined below); and (II) the necessary approvals required by any exchange upon which the Common Stock is listed (or trading market on which such shares are quoted or traded, as applicable) for the issuance of all securities contemplated in connection with the Transactions.

(C) the Issuer will agree to, among other matters:

(1) apply $50 million of cash collateral (the “ABL Cash Collateral”) for the $100.0 million senior secured asset-based revolving credit facility (the “Senior Credit Facility”) to reduce the outstanding balance thereof, and amend the Senior Credit Facility to reduce commitments thereunder; provided, however, that in lieu of such repayment and reduction of commitments under the Senior Credit

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Facility, the Company may (i) replace the ABL Cash Collateral with other pledged collateral comprised of (1) HOS Port, (2) non-trade receivables and (3) any other pledged collateral acceptable to the Ad Hoc Group, and (ii) use such released ABL Cash Collateral only for the business and operations of the Company (and not to fund exchange offers, restricted payments, restricted investments or the like), as will be more fully described in the indentures governing the New Notes (the “Permitted Capital Uses”);

(2) elect to pay PIK interest on First Lien Term Loans pursuant to Section 3.02(f) of the First Lien Term Loan Agreement as further described in “Covenants” below, subject to Ad Hoc Group consent to such PIK payment during the duration of the TSAs (as such closing may be extended from time to time pursuant to the TSAs) if necessary under the Existing Notes effective concurrent with the execution of the TSAs;

(3) as further discussed under “Covenants,” no later than the Settlement Date, cause a wholly owned restricted subsidiary of the Company to form a new wholly owned domestic unrestricted subsidiary (the “Tier 1 Unrestricted Subsidiary”), which in turn will form a new domestic unrestricted subsidiary (the “Tier 2 Unrestricted Subsidiary”), which in turn will form a new wholly owned domestic unrestricted subsidiary (the “Tier 3 Unrestricted Subsidiary”), which in turn will form a new wholly owned domestic unrestricted subsidiary (the “Tier 4 Unrestricted Subsidiary”) and contribute to the Tier 1 Unrestricted Subsidiary, which then will contribute to the Tier 2 Unrestricted Subsidiary, which then will contribute to the Tier 3 Unrestricted Subsidiary, which then will contribute to the Tier 4 Unrestricted Subsidiary the following five ultra high-spec 320 class OSVs: (i) HOS Caledonia; (ii) HOS Captain; (iii) HOS Claymore; (iv) HOS Commander; and (v) HOS Crockett (the “Drop Down Assets”) (it being agreed and understood that the Tier 2 Unrestricted Subsidiary and its subsidiaries shall be a platform for consummating accretive merger and acquisition transactions). Pooling arrangements with respect to the Drop Down Assets shall not be required as of the Settlement Date and, instead, shall be put in place thereafter on terms as agreed between the Company and the Tier 3 Unrestricted Subsidiary’s (or one of its subsidiaries’) financing source, but in any event within 90 days of the Settlement Date;

(4) create and issue the following two new classes of preferred stock (with the preferred stock described in (ii) below to be issued only upon the occurrence of a Trigger Event): (i) two non-economic voting shares of preferred stock (the “Special Preferred Shares”) to be issued to the trustee under the 2023 Senior Notes and one Special Preferred Share to be issued to the trustee under 2025 Senior Notes at the closing of the Exchange Offer, as further described below under “Governance,” and (ii) shares of preferred stock (the “Contingent Preferred Shares”) to the holders of New Notes in accordance with the provisions of the indenture governing the New Notes; and

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(5) approve all issuances of shares of Common Stock, Special Preferred Shares and Contingent Preferred Shares issuable under the indentures governing the New Notes (including as a result of the conversion of the New Notes or exercise of warrants issued under such indentures) and irrevocably authorize the Noteholder Director (as defined below) to cause the issuances of such shares in accordance with the terms of such indentures (and such warrants), as more fully described under “Governance” below;

(D) the Company and the Required Stockholders will agree to (the “Stockholder Rights Plan Waiver and Amendment”), (i) cause application of the provisions of the Issuer’s Rights Agreement, dated as of July 1, 2013, by and between the Issuer and Computershare Inc. (the “Rights Agreement”) to be irrevocably waived with respect to the New Notes, Special Preferred Shares, Contingent Preferred Shares, Contingent Preferred Warrants (as defined below), Automatic Conversion Shares (as defined below) and Automatic Conversion Warrants (as defined below), to the extent set forth under “Stockholder Rights Plan” below and (ii) cause the Rights Agreement to be automatically terminated upon the occurrence of the Trigger Event; and

(E) as a condition to closing of the Exchange Offer, the Charter and Bylaws Amendments and the Stockholder Rights Plan Waiver and Amendment shall have been approved and be in full force and effect.

The Exchange Offer, Cash Tender and Consent Solicitation

Issuer:	Hornbeck Offshore Services, Inc., a Delaware corporation.

Exchange Offer:

The Exchange Offer will include an offer to exchange all outstanding 2020 Notes and 2021 Notes for the following: for each $1,000 in principal amount of Existing Notes exchanged:

(1)    $556.121563724 in principal amount of 2023 Senior Notes (i.e., an aggregate of $375,000,000 in principal amount of 2023 Senior Notes); and

(2)    $443.878436275 in principal amount of 2025 Senior Notes (i.e., an aggregate of $299,313,000 in principal amount of 2025 Senior Notes).

Consent Solicitation:	In connection with the consummation of the Exchange Offer, the Ad Hoc Group and any participating holders will consent to certain proposed amendments to the indentures governing the Existing Notes to (i) eliminate all restrictive covenants; (ii) eliminate certain of the default provisions; (iii) acknowledge, agree and confirm that the exchange offer related to the credit agreement governing the $121 million second lien term loans due 2025 (the “Second Lien Term Loans”) and all related transactions are and were permitted under the indentures governing the Existing Notes; and (iv) such other amendments as mutually agreed by the parties (the “Consent Solicitation”).

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Early Exchange Consideration:	Consideration set forth in “Exchange Offer” above.

Cash Tender:

Holders of Existing Notes who are “qualified institutional buyers” or “accredited investors” (as such terms are defined under the Securities Act) or non-U.S. persons in compliance with Regulation S under the Securities Act, other than the Holders of Existing Notes that are party to the TSAs (the “Supporting Holders”) with respect to Existing Notes held as of the Launch Date, are eligible to tender Existing Notes for cash (the “Cash Option”) and receive for $1,000 in principal amount of Existing Notes validly tendered (and not validly withdrawn) $300 of cash if tendered prior to the Early Tender Date and $285 of cash if tendered after the Early Tender Date and at or prior to the Expiration Date, and cash in an amount equal to accrued and unpaid interest, if any, and subject to proration as described below if more than $67.0 million of Existing Notes are tendered for cash.

If more than $67.0 million of Existing Notes are tendered for cash, the cash option will be allocated first, to Existing Notes tendered on or prior to the Early Tender Date on a pro rata basis and then to Existing Notes tendered after such date.

Late Exchange/Cash Consideration:	Consideration set forth under “Exchange Offer” and “Cash Tender,” but with a reduction in the principal amount of the New Notes received and a reduction in the amount of cash received in connection with the Cash Option.

Accrued and Unpaid Interest:	Accrued and unpaid interest, if any, to but not including the effective date of the settlement of the Exchange Offer will be paid in cash including in the case of Existing Notes tendered with the Cash Option.

Minimum Participation Condition:	Settlement of the Exchange Offer will be conditioned on the participation of holders of at least 99% of each of the 2020 Notes and of the 2021 Notes, subject to a reduction in or a waiver of this condition with the mutual consent of the Issuer and a requisite 66 2/3% approval under the TSAs (the “Required Noteholders”).

Launch Date:	February 14, 2020 (the “Launch Date”).

Early Tender Date:	The tenth business day following the Launch Date (the “Early Tender Date”).

Expiration Date:	11:59 pm ET on the twentieth business day following the Launch Date or, if later, the effective date of the Charter and Bylaws Amendments and Stockholder Rights Plan Waiver and Amendment and the satisfaction of the other conditions to the Exchange Offer (the “Expiration Date”); provided, however, that the Issuer may extend the Early Tender Date or

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the Expiration Date one or more times up to an aggregate of 20 business days, but in no event past March 25, 2020, without the consent of the Required Noteholders. If the Issuer changes or amends a material condition of the Exchange Offer, it will extend the offer to the extent required by Section 14(e)(1) of the Securities Exchange Act of 1934, as amended (and the related rules promulgated thereunder).

Settlement Date:	All tenders will be settled promptly following the Expiration Date.

Mutual Releases:	Subject to the closing of the Exchange Offer, the Company, on the one hand, and the Ad Hoc Group members and the participating holders, on the other hand, will provide full waivers and releases of all claims or causes of action such party would have been legally entitled to assert against any other such Party (whether individually, collectively, or derivatively), other than claims or causes of action arising from fraud, gross negligence or willful misconduct.

The New Notes

Issuer:	Hornbeck Offshore Services, Inc., a Delaware corporation.

Principal Amount:	2023 Senior Notes: $375,000,000 2025 Senior Notes: $299,313,000

Maturity Date:

2023 Senior Notes: June 15, 2023, provided, that if prior to June 15, 2023 the Company refinances or extends the maturity date of the First Lien Term Loans, the maturity date of the 2023 Senior Notes will automatically be extended to the earlier of (x) September 30, 2024 and (y) the maturity of the First Lien Term Loans as so refinanced or extended.

2025 Senior Notes: September 30, 2025.

Interest Rate:

2023 Senior Notes: 10% per annum payable in cash semiannually.

2025 Senior Notes: 5.5% per annum, payable-in-kind semiannually or, at the election of the Issuer, payable in cash semiannually. Any interest paid in-kind will accrue interest semiannually in the same manner as the 2025 Senior Notes.

Ranking:	The New Notes will rank pari passu in right of payment with all of the Company’s existing and future senior debt.

Contingent Preferred Shares and Contingent Warrants:	For as long as any New Notes remain outstanding, and unless any of the defaults referred to in the following clauses (i) and (ii) have otherwise been permanently cured or permanently waived under the New Notes or such other existing or future debt, upon the occurrence of (i) any event of default under the New Notes, subject to customary grace periods, (ii) any event of default under the Company’s other existing or future debt, subject to applicable original grace periods (without giving effect to any

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amendments to those grace periods except in the case of certain covenants to be specified in the definitive documentation), or (iii) any payment event of default under the Company’s existing and future debt or payment default under the Company’s existing and future debt which would, with the passage of time or the giving of notice or both, become an event of default under such debt, at the election of the holders of a majority in principal amount of New Notes voting as a single class (the “Contingent Preferred Election”), the Issuer will issue to the holders of New Notes the Contingent Preferred Shares representing 98% of the economics of the Issuer and the right to vote 98% of the voting interests of the Issuer (including, in each case, any equity securities then outstanding), which Preferred Shares will instead be issued in the form of par value warrants (the “Contingent Preferred Warrants”) for holders otherwise entitled to Preferred Shares that do not certify they are U.S. citizens (but only to the extent necessary to allow the Issuer to maintain compliance with the Issuer’s certificate of incorporation and bylaws and Jones Act requirements); provided, that the Contingent Preferred Shares and the Contingent Preferred Warrants will cease to have any share of the economics or voting interests of the Issuer upon issuance of the Automatic Conversion Shares). For purposes hereof, (a) the aggregate number of Preferred Shares to be issued shall not be reduced with any reduction in principal amount of the outstanding New Notes and (b) New Notes held by the Company or any of its subsidiaries will be treated as not outstanding for purposes of the issuance of Preferred Shares.

Conversion:	New Notes: For as long as any New Notes remain outstanding, and unless any of the defaults referred to in the following clauses (i) and (ii) have otherwise been permanently cured or permanently waived under the New Notes or such other existing or future debt, upon the occurrence of (i) any event of default under the New Notes, subject to customary grace periods, (ii) any event of default under the Company’s other existing or future debt, subject to applicable original grace periods (without giving effect to any amendments to those grace periods except in the case of certain covenants to be specified in the definitive documentation1), or (iii) any payment event of default under the Company’s existing and future debt or payment default under the Company’s existing and future debt which would, with the passage of time or the giving of notice or both, become an event of default under such debt, at the election of the holders of a majority in principal amount of the New Notes voting as a single class (a “Conversion Election”), all 2023 Senior Notes and 2025 Senior Notes will automatically convert into shares of Common Stock (the “Automatic Conversion Shares”) such that ownership of Common Stock by holders of all of the then-outstanding New Notes shall equal, following such conversion, 98% of the outstanding shares of Common Stock on a pro forma basis (including, in each case, any equity securities then outstanding), which will be issued in the form of par value warrants with exercise conditions (the “Automatic Conversion Warrants”) for holders otherwise entitled to

[1]	NTD: To include, among other items, covenant breaches caused by third parties outside of the Company’s control and affirmative covenants in the credit facilities.

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Automatic Conversion Shares that do not certify they are U.S. citizens (but only to the extent necessary to allow the Issuer to maintain compliance with the Issuer’s certificate of incorporation and bylaws and Jones Act requirements). For purposes hereof, (a) such 98% shall not be reduced with any reduction in principal amount of the outstanding New Notes and (b) New Notes held by the Company or any of its subsidiaries will be automatically canceled and deemed to be not outstanding immediately prior to such conversion without any entitlement to any Automatic Conversion Shares.

Guarantees:	Subject to certain limited exceptions with respect to future guarantors, the New Notes will be guaranteed by (i) those subsidiaries of the Issuer that guarantee the Existing Notes (and, in any case, shall include all subsidiaries that are required to guarantee the First Lien Term Loan Agreement other than the wholly owned restricted subsidiary of the Company that will own the Tier 1 Unrestricted Subsidiary) and (ii) each other subsidiary of the Issuer to be agreed upon in definitive documentation that has assets with an aggregate book value on a standalone basis in excess of $10 million; provided that the aggregate book value of the assets of all subsidiaries (other than the Tier 2 Unrestricted Subsidiary and its subsidiaries) not providing a guarantee shall not be in excess of an amount to be mutually agreed upon between the Company and the Ad Hoc Group, it being understood that the giving of such guarantees may require guarantees to also be given in respect of other tranches of indebtedness.

Collateral:	The New Notes will be secured by a non-recourse pledge of all of the equity of the Tier 2 Unrestricted Subsidiary on a first-lien basis. The New Notes will not be secured by any other assets of the Issuer or its subsidiaries. The Issuer will provide proposal of limitations on financings and acquisitions at the Tier 2 Unrestricted Subsidiary level (and below) in connection with drafting of definitive documentation.

Covenants:

Covenants will be satisfactory to the Existing Holders in all respects and in particular shall include restrictions on investments, other restricted payments, dispositions and incurrence of debt or liens; provided, however, that

(a) (i) the Tier 2 Unrestricted Subsidiary will be permitted to form one or more acquisition vehicles for acquisitions with certain limitations to be agreed to by the parties and to contribute the Drop Down Assets (including any contract rights, receivables or other ancillary assets related to the foregoing) if required by any prospective lender to the Unrestricted Subsidiary holding such assets and (ii) if required by any prospective lender to facilitate the incurrence of project financing indebtedness of the type described pursuant to clause (d)(3) below, one or both of the HOS Warhorse and HOS Wild Horse MPSVs may be contributed to an unrestricted subsidiary that is a third tier unrestricted subsidiary or a direct or indirect subsidiary of a third tier unrestricted subsidiary to complete their construction so long as such unrestricted subsidiary is subject to substantially similar restrictions and parameters

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as the Tier 2 Unrestricted Subsidiary and its subsidiaries (including parameters on management agreements and a commercial brokerage fee agreement to be agreed upon in definitive documentation) (it being agreed and understood that such financing shall not be required to meet the parameters of clause (d)(3) below and shall be permitted to fund the construction of draw payments, interest payments, management fees, overhead costs, start-up costs, other bona fide out-of-pocket expenses and other ordinary course of business items (to the extent such funded amounts exceed a principal amount of $65 million (other than on account of amounts funded to pay management fees to the Issuer or a restricted subsidiary), the “New Build UnSub Financing Overage”)). Mergers of the unrestricted subsidiaries described in clause (a)(ii) with any unrestricted subsidiaries described in (a)(i) (or any merger of any of such unrestricted subsidiaries with the Issuer or any restricted subsidiary) shall be permitted subject to certain parameters to be agreed in the definitive documentation,

(b) if the Company applies the ABL Cash Collateral to the permanent repayment of the Senior Credit Facility, the Company will be permitted to incur up to $50 million of additional indebtedness under the First Lien Term Loan or an equivalent facility satisfying the First Lien Terms and Conditions Requirements (defined below) (including a permitted refinancing of the First Lien Term Loan) and the net proceeds of which are used only for Permitted Capital Uses,

(c) in the event the Company refinances the First Lien Term Loans pursuant to a permitted refinancing and the resulting refinanced debt does not permit interest payments to be paid in kind, the Company will be permitted to incur up to $50 million of additional indebtedness under such resulting refinanced debt or an equivalent facility satisfying the First Lien Terms and Conditions Requirements (the “Base PIK Basket”) (which Base PIK Basket will increase to $75 million if the Company is successful in extending the maturity of the First Lien Term Loan Agreement by at least one year pursuant to such permitted refinancing (the “PIK Step-Up”)); provided, that, the PIK Step-Up shall be decreased on a dollar-for-dollar basis by the amount of the New Build UnSub Financing Overage if the Company shall have contributed the HOS Warhorse and HOS Wild Horse MPSVs to an unrestricted subsidiary as contemplated under clause (a) above), provided further, that such indebtedness shall be limited to: a cap of $25 million for the first year following the Closing Date, a cumulative cap of $50 million for the two years immediately following the Closing Date and a cumulative cap of $75 million for the three years immediately following the Closing date (the “PIK Replacement Basket”). The PIK Replacement Basket shall be made available pursuant to a non-revolving delayed draw term loan and is expected to be subject to minimum draw and advanced notice withdrawal periods as required by the capital provider of such indebtedness. The Company shall be permitted to make a draw under the PIK Replacement Basket if the Issuer and its restricted subsidiaries have unrestricted cash and cash equivalents of not more than $125 million at the time of (and giving pro forma effect to) such draw and any expected

9

use of proceeds for the 90 day period following such draw (it being understood that, notwithstanding such maximum $125 million liquidity requirement, the Issuer and its restricted subsidiaries may exceed $125 million in liquidity and still draw if such excess is solely as a result of being required to draw down the minimum amount as required under the terms of such debt). For the avoidance of doubt and without duplication, the Base PIK Basket and PIK Step-Up shall be reduced on a dollar-for-dollar basis by the amount of any indebtedness incurred under the First Lien PIK Interest Basket; and

(d) in addition to the indebtedness permitted by (b) and (c) above, the Company will be permitted to incur the following additional indebtedness under one or more facilities, including existing facilities:

(1) additional debt and liens as a result of PIK interest paid on the First Lien Term Loans, as provided above (the “First Lien PIK Interest Basket”);

(2) up to $29 million in priority lien indebtedness, (i) which satisfies the First Lien Terms and Conditions Requirement, and (ii) the net proceeds of which are used only for Permitted Capital Uses;

(3) up to $65 million in indebtedness to fund amounts actually incurred by the Company or a Restricted Subsidiary to complete construction of the HOS Warhorse and HOS Wild Horse MPSVs, which may be funded through (A) a delayed draw feature or other expansion of the First Lien Term Loans (or any permitted refinancing thereof or equivalent financing satisfying the First Lien Terms and Conditions Requirements) or (B) a project finance arrangement which shall be subject to customary terms and conditions for project financings of such type as reasonably determined by the Issuer in good faith (including, without limitation, lender protections in the form of reserve, construction, disbursement and similar accounts), and (ii) the net proceeds of which are used only for Permitted Capital Uses; provided, that, the Company shall not be permitted to utilize such basket to the extent the HOS Warhorse and HOS Wild Horse MPSVs are contributed to an unrestricted subsidiary as contemplated in clause (a) above;

(4) the Company will be permitted to incur permitted refinancing indebtedness (which refinancing indebtedness, for the avoidance of doubt, may include, among other things, indebtedness incurred under any debt facility, indenture or commercial paper facility providing for revolving credit loans, term loans, notes, capital market financings, receivables financings or letters of credit) related to any indebtedness; provided, however, that (a) the principal amount of such permitted refinancing indebtedness does not exceed (A) the principal amount of the indebtedness being refinanced plus (B) any prepayment premiums or commitment termination fees or underwriting discounts or fees; provided, however, that, in respect of all permitted refinancing transactions since the issue date, the amounts in clause (B) shall not

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exceed $25 million in the aggregate in respect of all permitted refinancings of indebtedness outstanding as of the issue date and $15 million in the aggregate for all other permitted refinancings; (b) such permitted refinancing indebtedness has a final maturity date no earlier than, and has a weighted average life to maturity equal to or greater than the weighted average life to, the then-current maturity of, the indebtedness being refinanced (or, in the case of a refinancing of the Senior Credit Facility or Second Lien Term Loans, of the First Lien Term Loan); (c) if the indebtedness being refinanced is subordinated to the New Notes or its guarantees, such permitted refinancing indebtedness is subordinated on terms at least as favorable to the New Notes as those contained in the documentation governing the indebtedness being refinanced; (d) such permitted refinancing indebtedness is incurred only by the same obligors as the indebtedness being refinanced; (e) no default or event of default shall have occurred and be continuing or would result from such incurrence; (f) subject to clause (5) below, if such indebtedness being refinanced is secured, such permitted refinancing indebtedness may also be secured by collateral the scope of which is not materially less favorable to the Company or the holders of the New Notes, taken as a whole than the debt being refinanced (or, in the case of a refinancing of the Senior Credit Facility, than the First Lien Term Loan); (g) such permitted refinancing indebtedness does not contain any leverage or coverage financial ratio maintenance covenants that are based on EBITDA or any other proxy for cash flow and (h) (A) in the case of a permitted refinancing of the Senior Credit Facility or First Lien Term Loans, that (i) the First Lien Secured Debt Blended Weighted Average All-In Yield (as defined below), after giving pro forma effect to such indebtedness incurrence, is not greater than 2.00% per annum above the First Lien All-In Yield (as defined below) (provided, further, that the interest rate of such permitted refinancing debt (as determined solely pursuant to clause (a) of the definition of All-in Yield (as defined below)) (the “Interest Rate”) is not greater than the Interest Rate of the First Lien Term Loans) and (ii) such indebtedness has call protection that is no less favorable to the Company than NC2/102%/101%/Par (which, during the no-call period, shall be subject to a make-whole at T+50); provided, that, during any default, such call protection shall be no less favorable to the Company than 105%/105%/102%/101% (clauses (g) and (h), together with the maturity date requirement in respect of the First Lien Term Loans described in clause (b) above, the “First Lien Terms and Conditions Requirements”) and (B) in the case of a permitted refinancing of the Second Lien Term Loans, the Total Secured Debt Blended Weighted Average All-In Yield (as defined below), after giving pro forma effect to such indebtedness incurrence, is not greater than 3.00% per annum above the First Lien All-In Yield (provided, further, that the interest rate of such permitted refinancing debt (as determined solely pursuant to clause (a) of the definition of All-in Yield (as defined below)) (the “Interest Rate”) is not greater than (x) the Interest Rate of the First Lien Term Loans plus (y) 1.00% per annum); and

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(5) the Company will be permitted to pledge (i) to the lenders of any permitted priority lien debt incurred under clause (2) or (3) above, or both, or (ii) in connection with the refinancing or amendment of the First Lien Term Loans that results in not less than a one year extension of the existing maturity date of the First Lien Term Loans or (iii) any combination of (i) and (ii) above: (a) HOS Port, (b) HOS Lift, (c) any non-trade receivables, (d) the following six active low-spec OSVs: HOS Brigadoon, HOS Crossfire, HOS Dakota, HOS Deepwater, HOS Dominator and HOS Thunderfoot; (e) the twelve stacked low-spec OSVs; (f) the following vessels (or the equity of entities which own such vessels) HOS Achiever, HOS Brass Ring, HOS Iron Horse and (g) any contract rights, receivables or other ancillary assets related to the foregoing, provided that such other ancillary assets are specifically scheduled as permitted to be so encumbered with the agreement of the Ad Hoc Group. For the avoidance of doubt, it is understood and agreed that a pledge or grant of a lien in favor of the Senior Credit Facility, First Lien Term Loan or Second Lien Term Loan (or any permitted refinancing debt in respect thereof) may result in such lien being required to be granted for the benefit of such other tranches of debt (but not the New Notes) and such grant shall be permitted.

The Company will also covenant, if permitted pursuant to the terms of its First Lien Term Loan Agreement (or, if applicable a permitted refinancing thereof)) to pay PIK interest on First Lien Term Loans pursuant to an election made under Section 3.02(f) of the First Lien Term Loan Agreement (or equivalent provision, if any, in any permitted refinancing thereof), provided, that following the first anniversary of the closing of the Exchange Offer, the Company may elect to pay any interest payment on the First Lien Term Loans in cash if at the time of such interest payment (and after giving pro forma effect thereto), the Issuer and its restricted subsidiaries have unrestricted cash and cash equivalents of not less than $125 million.

The Issuer will agree not to issue any preferred stock other than (1) the Special Preferred Stock and the Contingent Preferred Stock pursuant to the terms of the indentures governing the New Notes, (2) preferred stock issued in connection with the Rights Agreement and (3) preferred stock; in the case of (2) and (3), the issuance of which does not materially and adversely impact the rights of the holders of New Notes, Special Preferred Stock and Contingent Preferred Stock, in each case, following the occurrence of a Trigger Event.

Covenants to include express permission to (i) engage in arms-length intercompany transactions between Issuer or any restricted subsidiary and any unrestricted subsidiary, including management agreements and fees, a commercial brokerage fee agreement, vessel pooling arrangements, bareboat charters, common cost allocations and eventual reunification of the Issuer and the unrestricted subsidiaries, etc. and (ii) make permitted investments in an amount not exceeding $15 million in the form of equity contributions to the unrestricted subsidiaries to be used for working capital and general corporate purposes.

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The Issuer will agree to use the proceeds of any dividends or distributions received by the Issuer or any of its restricted subsidiaries from the unrestricted subsidiaries to offer to repurchase New Notes on a pro rata basis, subject to a carve-out for an amount not exceeding the lesser of (i) the amount of all equity contributions made pursuant to clause (ii) of the immediately preceding paragraph plus $1.0 million and (ii) $16 million.

“All-In Yield” means, as to any indebtedness, the yield per annum thereof incurred or payable by the Company in an amount equal to the sum of: (a) the applicable interest rate (assuming an election to pay in kind) (provided, that, in respect of any indebtedness that is subject to a floating reference rate (e.g., LIBOR rate, base rate, etc.), such “floating” portion of the interest rate shall be equated to the “swap rate” applicable to such floating reference rate for the period from the closing date of such indebtedness through the maturity of such indebtedness (or, if such period is not available, the most approximate period available as reasonably determined by the Issuer in good faith), which such swap rate shall be as displayed on the USSW screen on Bloomberg (or any applicable successor page or if such Bloomberg page or successor becomes unavailable, any similar reference screen as reasonably selected by the Issuer in good faith) and (b) original issue discount, upfront fees, closing fees, backend fees, arrangement fees, structuring fees, commitment fees, underwriting fees and any similar fees paid to any lender (or an affiliate of a lender) of such indebtedness (but excluding any so called “call protection” or premiums that step-down over the life of the loan) (the “Applicable Fees”); provided that any Applicable Fees shall be equated to interest rate assuming a 4-year life to maturity on a straight line basis (or, if less, the stated life to maturity at the time of incurrence of the applicable indebtedness); provided, however, under no circumstances shall the “All-In Yield” include (u) any Applicable Fees paid to a person that is not a lender (or an affiliate of a lender) of such indebtedness, (v) customary agency fees, (w) consent, waiver and amendment fees paid to consenting lenders, (x) ticking fees on undrawn commitments, (y) interest accruing at the default rate (not to exceed 2.00% per annum) and (z) reimbursement of out-of-pocket expenses and customary indemnitees.

The “All-In Yield” in respect of the First Lien Term Loans (the “First Lien All-in Yield”) shall be calculated as of the closing date of the Transaction (the “Closing Date”) pursuant to the definition above, subject to the following assumptions:

(i) the so-called “spread” or “margin” portion of the interest rate shall be deemed to be the average “spread” or “margin” over the “Adjusted LIBO Rate” (as such term is defined in the First Lien Term Loan) calculated from the Closing Date through the remaining term of the First Lien Term Loan;

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(ii) the floating reference rate portion of the interest rate shall be deemed to be the LIBOR “swap rate” calculated for the period from the Closing Date through the remaining term of the First Lien Term Loan (or, if such period is not available, the most approximate period available as reasonably determined by the Issuer in good faith); and

(iii) all Applicable Fees shall be equated to interest rate assuming a 4-year life to maturity from the Closing Date on a straight line basis; provided that the exchange component of the First Lien Term Loans shall be deemed to have the same Applicable Fees as the new money components of the First Lien Term Loans.

The “All-In Yield” of the existing Senior Credit Facility shall be deemed to be the First Lien All-in Yield.

“First Lien Secured Debt Blended Weighted Average All-in Yield” means the blended weighted average of the All-in Yield of all outstanding Secured Debt (as defined below) (other than Second Lien Term Loans and any permitted refinancing indebtedness in respect thereof to the extent subject to a lien pari passu with or junior to the lien securing the Second Lien Term Loans).

“Total Secured Debt Blended Weighted Average All-in Yield” means the blended weighted average of the All-in Yield of debt outstanding in respect of the Senior Credit Facility, the First Lien Term Loans, the Second Lien Term Loans, the baskets described in clauses (b), (c), (d)(1), (d)(2) and (d)(3) above and any paid in kind interest in respect thereof, together with any permitted refinancing indebtedness in respect of any of the foregoing (all such debt, the “Secured Debt”).

Reunification:	The Issuer shall not be permitted, and the Issuer shall not permit any of its restricted subsidiaries, to consolidate or merge with or into any unrestricted subsidiary unless (i) all of the New Notes have been redeemed or otherwise paid in full or (ii) (a) all of the 2023 Senior Notes have been redeemed or otherwise paid in full and (b)(A) following the 2023 Senior Notes having been redeemed or otherwise paid in full, the Issuer has an equity market capitalization of at least $300 million based on a volume-weighted average price (VWAP) of the Common Stock for any 60 consecutive trading days immediately preceding the reunification (the “Test Period”) as well as an equity market capitalization of at least $300 million immediately prior to the reunification, (B) the Common Stock is listed on a national securities exchange and (C) the Common Stock has an average daily trading volume of at least $1.0 million over the Test Period.

Events of Default:	The New Notes will have customary events of default which will include cross-defaults (and cross-waiver and cross-cures) to all of the Company’s existing and future debt.

Redemption:	The New Notes shall be redeemable at any time and from time to time, in whole or in part, for 100% of the principal amount to be redeemed plus accrued and unpaid interest, if any, up to but not including the date of redemption.

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Issuer Governance:

At the closing of the Exchange Offer, the Issuer will issue (a) two Special Preferred Shares to the trustee under the 2023 Senior Notes and (b) one Special Preferred Share to the trustee under the 2025 Senior Notes. The Special Preferred Shares, voting by majority or acting by majority written consent, will have the right to designate one member of the Board (the “Noteholder Director”). The Special Preferred Shares held by a trustee under the 2023 Senior Notes or the 2025 Senior Notes (each, a “Trustee”) will be automatically cancelled upon the repayment in full of such New Notes.

The initial Noteholder Director will be a person selected by the Issuer from a list of three persons that are willing to serve proposed by the Ad Hoc Group and will be elected at the closing of the Exchange Offer. Any replacement Noteholder Director will be elected by the Trustee(s) holding a majority of the Special Preferred Shares at the direction of the holders of a majority of the outstanding New Notes with respect to which such Trustee acts as trustee. The Noteholder Director shall resign or be automatically removed once no New Notes remain outstanding.

The Noteholder Director will have the following rights and authority:

(a)  the Company may not file any voluntary proceeding for the bankruptcy or reorganization of any Company or enter into a plan of liquidation without the consent of the Noteholder Director and, if no Noteholder Director is then in office, no such filing or liquidation may be effected until such time as the Noteholder Director is in office and has approved such filing or liquidation; and

(b)  the irrevocable authority to cause the issuances of the Contingent Preferred Shares, Common Stock, Contingent Preferred Warrants and Automatic Conversion Warrants in accordance with (i) the terms of the indentures governing the New Notes, (ii) the Contingent Preferred Warrants and (iii) the Automatic Conversion Warrants.

The Noteholder Director will be entitled to the same cash and equity compensation, and additional benefits, if any, from the Company as the existing directors of the Company. In addition, to meet the requirements set forth in the Issuer’s bylaws, the Issuer will be obligated to cause each Noteholder Director to be issued one share of Common Stock.

Transfer:	Neither the 2023 Senior Notes nor 2025 Senior Notes will be stapled to the other class of New Notes or any other security issued or issuable in the Transaction.

Trustee and Collateral Agent:	Wilmington Savings Fund Society, FSB (the “Trustee”).

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Governing Law:	New York.

Registration Rights:	The Contingent Preferred Shares, the shares underlying any Contingent Preferred Warrants, the Automatic Conversion Shares and the shares underlying the Automatic Conversion Warrants will have the benefit of customary registration rights.

Other Material Terms and Conditions

Jones Act Compliance:	To the extent the issuance of any Preferred Shares or Automatic Conversion Shares to any party would cause the Issuer to violate the ownership limitations imposed by the Issuer’s certificate of incorporation and bylaws or the Merchant Marine Act of 1920 (the “Jones Act”), the Issuer shall instead issue Contingent Preferred Warrants or Automatic Conversion Warrants, as applicable, to such party that shall be structured in a manner consistent with the Jones Act and the Issuer’s certificate of incorporation and bylaws.

Stockholder Rights Plan:

Except as provided above in respect of the Stockholder Rights Plan Waiver and Amendment, the Issuer’s Rights Agreement or any replacement rights agreement or the like (a “Replacement Rights Agreement”) will remain in place following the completion of the Exchange Offer.

Notwithstanding the foregoing, the waiver of the Rights Plan shall only apply to the conversion under terms of the New Notes by the initial recipient of the New Notes received in the Exchange Offer.

At the closing of the Exchange Offer, the Issuer shall cause to be effected the Stockholder Rights Plan Waiver and Amendment. Until such time as no New Notes remain outstanding, the Company shall cause the Stockholder Rights Plan Waiver and Amendment to remain in effect with respect to the Rights Agreement and any Replacement Rights Agreement then in effect.

Fees:	The Company shall pay all reasonable and documented costs and expenses incurred by the Ad Hoc Group, and shall pay all fees, and reasonable and documented costs and expenses of the Ad Hoc Group’s advisors including Milbank LLP, Moelis & Company, and Seward & Kissel LLP in connection with the negotiation, documentation, structuring, execution, closing, enforcement and administration of the proposed Transactions.

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EXHIBIT B

Exchange Offer Memorandum

Exhibit B to Transaction Support Agreement

EXHIBIT C

Form of Stockholder Support Agreement

Exhibit C to Transaction Support Agreement

EXHIBIT D

Form of Preliminary Proxy Statement

Exhibit D to Transaction Support Agreement

EXHIBIT E

Side Letter

Exhibit E to Transaction Support Agreement

EXECUTION VERSION

Hornbeck Offshore Services, Inc.

103 Northpark Boulevard, Suite 300

Covington, Louisiana 70433

Confidential

February 14, 2020

To the undersigned Investors

Re: Letter Agreement Regarding Proposed Backstop Financing

Ladies and Gentlemen:

We (the “Company”) are in receipt of this proposed backstop financing from the undersigned institutions (collectively, the “Investors”) to pursue in good faith to provide loans to certain to-be-formed subsidiaries of the Company on the terms and conditions set forth in the backstop term sheet, set forth in Section 5 below (the “Term Sheet” and, such financing, the “Proposed Backstop Financing”). The Company and the Investors hereby agree as follows:

1. Defined Terms. Defined terms used but not defined herein (including in the Term Sheet) shall have the meaning assigned to such terms in that certain Transaction Support Agreement, dated as of the date hereof (as amended, modified, supplemented or restated from time to time in accordance with its terms, the “Transaction Support Agreement”), to which this letter agreement (the “Letter Agreement”) is attached.

2. Allocation. The allocations of the commitments in respect of the Proposed Backstop Financing among the Investors shall be as set forth on Annex A attached hereto (the “Allocation Schedule”).

3. Binding Effect. As consideration for the Investors’ undertaking to pursue the Proposed Backstop Financing in good faith (subject to the terms and conditions of the Term Sheet and hereof), concurrent with the effectiveness of the Transaction Support Agreement, the Company and Investors agree that the Warrant Provision, the Expense and Disclosure Provision and the Right of First Refusal Provision (each as described in more detail in the Term Sheet) shall be binding and in full force and effect.

4. Undertaking in Good Faith. It is understood and agreed that this Letter Agreement shall constitute an undertaking by the Investors to pursue the Proposed Backstop Financing in good faith, but shall not constitute a commitment by the Investors to provide, arrange or syndicate the Proposed Backstop Financing or a commitment by the Company to accept the Proposed Backstop Financing. In addition, the Company acknowledges and agrees with the Investors and the Investors acknowledge and agree with the Company that this Letter Agreement is not a guarantee with respect to the successful outcome of the Proposed Backstop Financing and does not create an obligation on the part of any Investor (nor any entity managed by any Investor) or the Company (nor any subsidiary of the Company) to participate in the Proposed Backstop Financing.

5. Non-Binding Backstop Term Sheet. Set forth below is the non-binding (except as expressly set forth in Section 3 above) backstop term sheet, which is intended to summarize certain preliminary terms for the Proposed Backstop Financing. This Term Sheet is not intended to be a definitive list of all requirements or terms in connection with the Proposed Backstop Financing. This Term Sheet does not constitute a commitment, a contract to provide a commitment or an offer to enter into a contract regarding the Proposed Backstop Financing. Such a commitment, contract or offer would be subject to, among other things, completion of the Investors’ due diligence to their sole subjective satisfaction, final Investment Committee approval and delivery of final documentation satisfactory to the Investors in their sole discretion. Only a fully negotiated and executed definitive written agreement after the completion of due diligence will constitute a binding and enforceable agreement, notwithstanding any oral or other statements to the contrary.

Issuer:	An indirect unrestricted subsidiary (the “Issuer”) of Hornbeck Offshore Services, Inc. (the “Company”).
Guarantors:	Tier 3 Acquisition UnSub (as defined below) and the subsidiaries of the Issuer.
Structure:

The Company or a wholly-owned restricted subsidiary of the Company will form an indirect “tier 1” unrestricted subsidiary (“Tier 1 Acquisition UnSub”), which, in turn, will form a direct “tier 2” unrestricted subsidiary (“Tier 2 Acquisition UnSub”), which, in turn, will form a direct “tier 3” unrestricted subsidiary (“Tier 3 Acquisition UnSub”). The Issuer will be a direct subsidiary of Tier 3 Acquisition UnSub.

Investors:

Certain Holders of the Company’s 5.875% Senior Notes due 2020 and 5.000% Senior Notes due 2021, including one or more funds, investment vehicles and/or accounts managed or advised by Ares Management LLC or one or more of its affiliates (collectively, the “Investors”).

Terms of New Secured Loan:

As part of the transactions, the Investors will provide a back-stop commitment for a senior secured loan to the Issuer on the following terms (the “New Secured Loan”):

•  Principal Amount: Not less than $200,000,000

•   Commitment lasts for 120 days following the consummation of the exchange transaction contemplated by the Transaction Support Agreement (the “Exchange Transaction”); provided that such commitment will be extended for an additional 60 days upon the execution of a letter of intent satisfactory to the Investors holding at least two-thirds of the commitments. Funded upon the acquisition of certain assets on terms satisfactory to the Investors holding at least two-thirds of the commitments (the “Proposed Acquisition”)

•   For the avoidance of doubt, the Issuer shall have no obligation to draw on the commitment hereunder.

•   Annual Interest Rate: 13%, payable quarterly, in cash

•   Maturity: 6 years

•   Closing Conditions: Customary for transactions of this type, including (a) satisfaction of the conditions precedent to the consummation of the Exchange Transaction, (b) non-consolidation and true sale opinions, (c) closing of the Proposed Acquisition, (d) delivery of pooling arrangements in form and substance satisfactory to the Investors and (e) other customary conditions mutually satisfactory to the Investors and the Company appropriate for the information available at the time of executing the commitment therefor

•   Representations and Warranties: Customary for transactions of this type

•   Affirmative Covenants: Customary for transactions of this type, including covenant to maintain status as an SPV and separateness from the Company and its restricted subsidiaries, Tier 1 Acquisition UnSub and Tier 2 Acquisition UnSub.

•   Negative Covenants: Customary for transactions of this type, which will include a basket for: (i) an ABL facility of up to $30 million secured by a first lien on all trade and non-trade receivables, related cash and related assets; (ii) incremental accordion to fund a permitted follow-on acquisition (not to exceed an agreed upon appraised value), provided that (a) such incremental accordion may only be used for a single acquisition, (b) the right to provide such incremental accordion must first be offered to the Investors, (c) the principal amount of such incremental accordion shall not exceed 50% of the outstanding principal amount of the New Secured Loan at the time such incremental accordion is funded, (d) after giving pro forma effect to the incurrence of such incremental accordion and the acquisition financed with the proceeds thereof, the ratio of (x) the outstanding principal amount of the New Secured Loan and such incremental accordion to (y) the value of the collateral securing the New Secured Loan and such incremental accordion (including assets acquired pursuant to such follow-on acquisition) shall not exceed 0.67:1.00 and (e) after giving pro forma effect to the incurrence of such incremental accordion and the acquisition financed with the proceeds thereof, the Issuer shall have a fixed charge coverage ratio of not less than 2.00:1.00; and (iii) additional indebtedness equal to (and the proceeds of which are used to finance) 67% of the purchase price for permitted follow-on acquisitions (not to exceed an agreed upon appraised value), provided that (a) such indebtedness is secured only by the assets being acquired (and not, for the avoidance of doubt, by any collateral securing the New Secured Loan) and (b) after giving pro forma effect to the incurrence of such indebtedness and the acquisition financed with the proceeds thereof, the Issuer shall have a fixed charge coverage ratio of not less than 2.00:1.00.

•   Reconsolidation: Tier 3 Acquisition UnSub and its subsidiaries shall be permitted to be reconsolidated with the Company and its restricted subsidiaries following the date that is the earliest to occur of (x) the date on which all of the New Notes (as defined in the Transaction Support Agreement) have been redeemed or otherwise paid in full or (y) the date on which (a) all of the 2023 Senior Notes (as defined in the Transaction Support Agreement) have been redeemed or otherwise paid in full and (b) the conditions to such reconsolidation set forth in the indenture governing the 2025 Senior Notes (as defined in the Transaction Support Agreement) in the form attached to the Transaction Support Agreement have been satisfied (this clause (y), the “2025 Senior Notes Reconsolidation Conditions”); provided that, in each case, (i) no person that did not have a lien on the collateral securing the New Secured Loan prior to such reconsolidation shall have a lien on such collateral, (ii) any indebtedness for which the Issuer or any Guarantor (or their respective successors by merger) becomes liable following such reconsolidation is permitted by the terms of the credit agreement governing the New Secured Loan and (iii) any lien on the assets of the Issuer or any Guarantor (or their respective successors by merger) following such reconsolidation is permitted by the terms of the credit agreement governing the New Secured Loan.

•   Financial Covenants: None

•   Events of Default: Customary for transactions of this type (including as specified under Specific Events of Default below)

•   Call Protection: NC-3, 106.5%, 103.25%, par (including upon acceleration of the New Secured Loan for any reason)

•   Warrants:

•  Upon consummation of the Exchange Transaction, the Company shall issue the Investors (on a pro rata basis based on their allocations described in the Allocations Schedule), warrants for 4.5 million shares of common stock of the Company at a purchase price of $0.00001 per share. The warrants will have the benefit of anti-dilution adjustments for stock splits, reverse stock splits, stock dividends, combinations, subdivisions or other reclassifications of common stock and issuances under management incentive plans, provided that such anti-dilution protection shall not apply to (i) the 7,000,000 shares recently authorized as long term incentive plan pool shares, and (ii) any shares of common stock, not including the shares described in clause (i), issued with respect to future awards under and shares of common stock (or common stock equivalents) of the Company authorized by the Company’s stockholders in the future and granted thereafter under employee and director benefit plans in an amount not exceeding 2.0% per annum of the then-outstanding common stock of the Company (the “Warrant Provision”).

Ranking and Security:

The New Secured Loan will be secured on a first priority basis by the equity interests of the Issuer held by Tier 3 Acquisition UnSub and by substantially all of the assets of the Issuer and the other Guarantors.

Use of Proceeds:	The proceeds of the New Secured Loan will be used by the Issuer to fund the Proposed Acquisition
ECF Sweep/Dividends:

There will be no excess cash flow sweep or permitted dividends (other than Permitted Tax Distributions (as defined below)) unless liquidity (to be defined in a manner satisfactory to the Investors) is at least $20,000,000 after giving pro forma effect to any excess cash flow sweep and dividend.

If liquidity is at least $20,000,000 on a pro forma basis, there will be a required quarterly excess cash flow sweep and dividends will be permitted, in each case, based on the total net leverage ratio of the Issuer and its subsidiaries, as follows:

	Total Net Leverage Ratio	ECF Sweep/Permitted Dividends

	≥ 4.00	No ECF sweep or permitted dividends

	≥ 3.00 and < 4.00	50% of excess cash flow will be applied to prepay the New Secured Loan and up to 50% of excess cash flow will be permitted to be distributed to the equityholders of Tier 3 Acquisition UnSub on a pro rata basis

	≥ 2.00 and < 3.00	25% of excess cash flow will be applied to prepay the New Secured Loan and up to 75% of excess cash flow will be permitted to be distributed to the equityholders of Tier 3 Acquisition UnSub on a pro rata basis

	≤ 2.00	Up to 100% of excess cash flow will be permitted to be distributed to the equityholders of Tier 3 Acquisition UnSub on a pro rata basis

Notwithstanding the foregoing, in the event that the Company or any of its subsidiaries is in material default under any material indebtedness, no dividends will be permitted (other than Permitted Tax Distributions) and all excess cash flow will be applied to repay the New Secured Loan.

“Permitted Tax Distributions” means cash distributions to the direct or indirect holders of capital stock of the Issuer made not more frequently than once each fiscal quarter which shall be in an amount required to satisfy actual cash tax liabilities of such holders relating to the Issuer and its Subsidiaries for the immediately preceding fiscal quarter.

Specific Events of Default:

To the extent (a) the Issuer experiences a direct or indirect change of control (whether as a result of a sale or bankruptcy of the Company or any of its subsidiaries or creditors otherwise foreclosing on the equity of the Issuer or any parent of the Issuer), (b) the Company or any of its Subsidiaries and/or Tier 1 Acquisition UnSub or any of its Subsidiaries defaults (after giving effect to any applicable cure period) in the pooling arrangement or (c) the Company or any of its Subsidiaries and/or Tier 1 Acquisition UnSub or any of its Subsidiaries materially breaches (and such breach is uncured within the applicable grace period) certain material contracts listed on a schedule attached to the credit agreement governing the New Secured Loan (including pursuant to filing a motion to reject any material contract in bankruptcy) without the consent of the Investors, the Investors will have the right to accelerate the New Secured Loan; provided that, upon any bankruptcy event with respect to the Issuer or any Guarantor, the New Secured Loan will accelerate automatically without any action by the Investors.

Assignments

Investors shall be permitted to assign the New Secured Loan and the commitments to make the New Secured Loan without the consent of the Issuer; provided that the Issuer shall have a right of first refusal (including to bring in a financing source to take such assignment) on identical terms with respect to any assignment, other than any assignment (i) to an Investor, affiliate of an Investor or approved fund or (ii) after the occurrence and during the continuance of a payment or bankruptcy event of default. Any portion of the New Secured Loan assigned to the Issuer shall immediately be cancelled.

In no event shall an Investor be permitted to assign or participate the New Secured Loan or a commitment to make the New Secured Loan to (i) a competitor of the Company or any of its subsidiaries (or any affiliate or significant shareholder thereof) or (ii) banks, financial institutions and other lenders (together with their affiliates that are readily identifiable by name) separately identified in writing by the Company and delivered to, and approved by, the Investors prior to the consummation of the Exchange Transaction.

Indemnity:	The commitment letter and definitive documentation in respect of the Proposed Backstop Financing will contain customary indemnification provisions in favor of the Investors and any agents.
Working Capital Financing:	If necessary, the Investors are willing to provide $15 million to the Issuer to fund working capital in the form of a secured promissory note, subject to terms and conditions to be agreed.
Equity:

Tier 1 Acquisition UnSub and its subsidiaries (including Tier 3 Acquisition UnSub and the Issuer) (Tier 3 Acquisition UnSub and the Issuer, collectively, the “Issuer Transaction Parties”) will be structured as one or more corporations or limited liability companies which will have appropriate separateness provisions and requirements that material actions be approved by an independent director. One or more Issuer Transaction Parties will be party to a pooling arrangement with a subsidiary of the Company as contemplated by the Term Sheet (as defined in the Transaction Support Agreement, the “Exchange Term Sheet”).

Concurrently with the consummation of the Exchange Transaction, the Company or one of its restricted subsidiaries will contribute certain high spec offshore service vessels as contemplated by the Transaction Support Agreement to Tier 1 Acquisition UnSub in exchange for 100% of the equity of Tier 1 Acquisition UnSub on a fully-diluted basis, which, in turn, will contribute such vessels to Tier 2 Acquisition UnSub in exchange for 100% of the equity of Tier 2 Acquisition UnSub on a fully-diluted basis, which in turn will contribute such vessels to Tier 3 Acquisition UnSub in exchange for 100% of the equity of Tier 3 Acquisition UnSub on a fully-diluted basis in the form of Class A common equity, which in turn will contribute such vessels to the Issuer in exchange for 100% of the equity of the Issuer on a fully-diluted basis.

In connection with and in consideration for the funding of the New Secured Loan, the Investors will receive 19% of the equity of Tier 3 Acquisition UnSub on a fully-diluted basis in the form of Class B common equity upon funding (if applicable) of the New Secured Loan. A simplified version of the structure of the Company and its subsidiaries following the funding of the New Secured Loan is set forth on Exhibit A.

The Class A common equity and Class B common equity of Tier 3 Acquisition UnSub will be pari passu. The governance rights of each of the holders of the Class A common equity and Class B common equity, including consent rights of the Class B common equity, will be agreed between the Company and Investors.

In respect of the Class B common equity, if applicable, the holders will have customary (i) post-IPO demand, shelf and piggyback registration rights, (ii) tag-along rights, (iii) preemptive rights and (iv) minority consent rights.

Company Redemption:

Following the date that is the earliest to occur of (x) the date on which all of the New Notes (as defined in the Transaction Support Agreement) have been redeemed or otherwise paid in full, (y) the date on which the 2025 Senior Notes Reconsolidation Conditions have been satisfied and (z) four (4) years from the issuance of the Class B common equity, if applicable, the Company shall have the right to purchase all, but not less than all, of the Class B common equity at a price (the “Redemption Price”) in cash equal to the greater of (i) $15 million and (ii) the value of the Class B common equity determined by multiplying (a) the percentage of the equity represented by the Class B common equity by (b) the sum of (x) 7x LTM EBITDA of the Issuer Transaction Parties (including fully allocated overhead) minus (y) indebtedness of the Issuer Transaction Parties plus (z) cash held by the Issuer Transaction Parties.

Forced Redemption:

If the Class B common equity is issued as contemplated above and the Class B common equity has not been redeemed in full by the Company as set forth above prior to the 5th anniversary of the issuance of the Class B common equity (the “Redemption Date”), then promptly after the Redemption Date, the Company shall commence a sale of all or a portion of the equity or assets of the Issuer Transaction Parties in order to fund the redemption of the Class B common equity in full at the Redemption Price in cash. If definitive documentation in respect of such sale has not been executed on or before six months after the Redemption Date (the “Company Sale Period”), then the holders of Class B common equity shall have the ability to (i) direct a sale of all or a portion of the equity or assets of the Issuer Transaction Parties, but only to the extent necessary to fund the redemption of the Class B common equity in full at the Redemption Price in cash, and (ii) cause such redemption; provided that, at any time during the Company Sale Period, the Company may redeem the Class B common equity in full at the Redemption Price in cash, and thereafter, terminate the sale process.

Transfer Restriction:

The holders of Class B common equity shall agree not to transfer any Class B common equity to any party that is a competitor (to be customarily defined in the definitive documentation) of the Company or any of its subsidiaries (or any affiliate or significant shareholder thereof) without the prior written consent of the Company. Any transfer to a non-affiliate of such holder of Class B common equity shall be subject to a customary right of first refusal in favor of the Company.

Governance:

Tier 3 Acquisition UnSub will be governed by a management committee and a board. The governing documents of Tier 3 Acquisition UnSub will include appropriate dispute and conflict resolution mechanisms.

Expenses:	No later than one business day following the consummation of the Exchange Transaction, the Company will pay all reasonable and documented fees, costs, disbursements and expenses of the Investors and their advisors (including McKinsey) in connection with the transactions, in an amount for all such fees, costs, disbursements and expenses not to exceed $1 million in the aggregate. Upon payment of such fees, costs, disbursements and expenses, the Investors will provide a copy of the McKinsey report to the Issuer and will obtain consent from McKinsey for the use of such report by the Company and its affiliates; provided that the Company shall have executed a non-reliance letter with McKinsey and a back-to-back indemnification agreement with Ares Management LLC. This paragraph shall be referred to as the “Expense and Disclosure Provision”.

The definitive documentation for the New Secured Loan will contain customary expense reimbursement (including in respect of the negotiation and documentation of such definitive documentation incurred after the consummation of the Exchange Transaction) and indemnity provisions.

Alternative Transaction:

The Company may solicit proposals that are superior to the terms set forth in this Term Sheet as reasonably determined by the Company in good faith (a “Superior Proposal”); provided that the Investors shall have the right to match any such Superior Proposal during the period commencing on the date the Transaction Support Agreement is executed through the earlier of (x) the one year anniversary of the date the Exchange Transaction is consummated and (y) the date of consummation of the first fleet acquisition by the Issuer or any subsidiary thereof that is financed with the proceeds of not less than $200,000,000 of indebtedness for borrowed money; provided, further, that the Investors shall not have the right to match any such Superior Proposal so long as (i) the party offering such Superior Proposal is the party listed on Schedule A to this Letter Agreement (together with its affiliates and managed or affiliated funds and accounts, the “Approved Party”), (ii) the Superior Proposal does not provide for the Approved Party or any designee to receive any equity in the Company or any of its subsidiaries (including Tier 1 Acquisition UnSub and its subsidiaries) and (iii) the yield to maturity (whether in the form of interest rate, margin, original issue discount, fees of any nature, rate floors or otherwise) of the financing provided for in such Superior Proposal does not exceed 13% per annum.

In connection with any Superior Proposal, the Company shall deliver to the Investors written notice describing the proposed transaction, including all the terms and conditions thereof, which description shall be not less detailed than this Term Sheet. The Investors shall have the option during the 15 business day period following receipt of such Superior Proposal (the “ROFR Period”) to agree to provide financing on the same terms as contemplated by such Superior Proposal. In the event that the Investors elect to provide such financing, the Investors shall enter into a commitment letter on substantially the same terms as provided for in such Superior Proposal no later than the last day of the ROFR Period. If any material terms of the proposed transaction provided in such notice to the Investors change in a manner that is less favorable to the Company as reasonably determined by the Company in good faith, the Company shall immediately provide notice to the Investors of such change and the ROFR Period shall be extended for an additional 10 business days (or, if the ROFR Period shall have ended prior to delivery of such notice, the ROFR period shall be reinstated for a period of 10 business days following receipt of such notice).

The right of first refusal described above shall be allocated among the Investors pro rata in accordance with the Allocation Schedule. In the event that an Investor elects not to participate (a “Non-Electing Investor”), the Investors electing to participate shall have the right to fund such Non-Electing Investor’s portion pro rata in accordance with the Allocation Schedule (after removing such Non-Electing Investor’s allocation therefrom).

The right of first refusal described above shall be referred to as the “Right of First Refusal Provision”.

As contemplated by the Exchange Term Sheet, the indenture governing the exchange notes will include limitations on financings and acquisitions by the Issuer and its subsidiaries.

Other Terms:	Those matters that are not covered herein are subject to the approval and agreement of the Investors and the Issuer, each acting reasonably.

6. Termination. This Letter Agreement shall terminate upon the earlier of (i) the date on which the Transaction Support Agreement is terminated in accordance with its terms (other than termination on account of consummation of the Exchange Transaction), (ii) the date that is one year following the date hereof, (iii) such other date as agreed by the Company and Investors holding at least two-thirds of the commitments in respect of the Proposed Backstop Financing or (iv) in the case of the Right of First Refusal Provision, any such earlier date as provided therein; provided that the Warrant Provision and the Expense and Disclosure Provision shall survive termination of this Letter Agreement.

7. Miscellaneous.

(a) Binding Effect. This Letter Agreement shall be binding on and enforceable against the parties hereto in accordance with its terms notwithstanding any contrary provisions in the Transaction Support Agreement, and in the event of a conflict between the provisions of this Letter Agreement and the Transaction Support Agreement, the provisions of this Letter Agreement shall control. For the avoidance of doubt, the Term Sheet, other than the Warrant Provision, the Expense and Disclosure Provision and the Right of First Refusal Provision shall not be binding or enforceable.

(b) Governing Law. This Letter Agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to the conflict of law principles that would apply the laws of another jurisdiction.

(c) Severability. Each provision of this Letter Agreement shall be considered severable and if for any reason any provision is determined by a court of competent jurisdiction to be invalid or unenforceable, such invalidity or unenforceability shall not impair the operation of or affect those provisions of this Letter Agreement which are valid.

(d) Amendments. This Letter Agreement may be amended only through a written agreement among the Company and Investors holding at least two-thirds of the commitments in respect of the Proposed Backstop Financing.

(e) Counterparts. This Letter Agreement may be signed in one or more counterparts by different parties with the same effect as if all parties had signed the same instrument.

(f) Assignments. The Company may not assign its rights or obligations hereunder without the prior written consent of the Investors. No Investor may assign its rights or obligations hereunder without the prior written consent of the Company; provided that such consent shall not be required for any assignment to an Investor, an affiliate of an Investor or a managed account of an Investor. Any such assignment that does not comply with this clause (f) shall be null and void ab initio.

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If the foregoing is agreeable to you, please signify your acceptance by executing this Letter Agreement in the space provided below and returning an executed copy to the undersigned.

Sincerely, HORNBECK OFFSHORE SERVICES, INC.

By:	/s/ James O. Harp, Jr.
	Name:	James O. Harp, Jr.
	Title:	Executive Vice President and Chief Financial Officer

Signature Page to Side Letter